STOCK AND ASSET PURCHASE AGREEMENT

by and between

FARMLAND INDUSTRIES, INC.,

as Debtor-in-Possession,

and

KOCH NITROGEN COMPANY,

as Buyer

TABLE OF CONTENTS

SECTION 1.                        DEFINITIONS.                                                                                                                    2

SECTION 2.                        PURCHASE OF SHARES AND ASSETS AND ASSUMPTION OF LIABILITIES.                        18

2.1                    Transferred Shares                                                                                                                               18

2.2                    Assets and Liabilities.                                                                                                                           19

2.3                    Excluded Assets                                                                                                                                    20

SECTION 3.                        ESCROW ACCOUNTS AND PURCHASE PRICE.                                                         20

3.1                    Escrow Accounts.                                                                                                                                  20

3.2                    The Purchase Price and Allocation.                                                                                                     21

3.3                    Payment of the Closing Purchase Price                                                                                               22

3.4                    Adjustment Amount                                                                                                                              22

3.5                    Remaining Shipping Prepayment Adjustment                                                                                    25

SECTION 4.                        CLOSING.                                                                                                                        25

4.1                    Closing Date                                                                                                                                         25

4.2                    Closing Deliveries                                                                                                                               25

SECTION 5.                        SELLER'S REPRESENTATIONS AND WARRANTIES.                                               27

5.1                    Authorization for Agreement and Consent                                                                                        27

5.2                    Organization of Seller and the Transferred Subsidiaries.                                                                 27

5.3                    Consents and Approvals                                                                                                                     28

5.4                    No Violations or Transfer Permits.                                                                                                    28

5.5                    No Default                                                                                                                                           29

5.6                    Real Property.                                                                                                                                     29

5.7                    Title to the Transferred Shares.                                                                                                         31

5.8                    Tangible Property                                                                                                                                32

5.9                    Sufficiency of Assets.                                                                                                                          32

5.10                    Litigation                                                                                                                                            32

5.11                    No Finder's Fee                                                                                                                                 33

5.12                    Financial Statements                                                                                                                         32

5.13                    Legal Compliance                                                                                                                              33

page i

5.14                    Environmental Laws                                                                                                                          34

5.15                    Taxes.                                                                                                                                                 35

5.16                    Employee Matters                                                                                                                             37

5.17                    Intellectual Property                                                                                                                          38

5.18                    Contracts and Cure Amounts                                                                                                            39

5.19                    No Changes; Conduct of Business                                                                                                    40

5.20                    Fiscal Incentives Order                                                                                                                      40

5.21                    Books and Records of the Transferred Subsidiaries                                                                        40

5.22                    Accuracy of Statements                                                                                                                      40

SECTION 6.                        REPRESENTATION AND WARRANTIES OF BUYER.                                                  40

6.1                    Authorization for Agreement and Consents                                                                                         40

6.2                    Organization                                                                                                                                           40

6.3                    No Violation                                                                                                                                           41

6.4                    Finder's Fees                                                                                                                                         41

6.5                    No Litigation                                                                                                                                          41

6.6                    No Financing Contingency                                                                                                                    41

SECTION 7.                        COVENANTS.                                                                                                                   41

7.1                    Seller's Chapter 11 Bankruptcy Case.                                                                                                 41

7.2                    Access                                                                                                                                                    41

7.3                    HSR Act                                                                                                                                                 42

7.4                    Consents                                                                                                                                                42

7.5                    Conduct of the Business Pending Closing.                                                                                           43

7.6                    Public Announcements                                                                                                                           44

7.7                    Exclusivity                                                                                                                                              44

7.8                    Financial Statements                                                                                                                             45

7.9                    IRS Form 8883                                                                                                                                      45

7.10                    Rights of First Refusal                                                                                                                        45

7.11                    Assignment and Assumption                                                                                                               45

7.12                    Termination of Agreements                                                                                                                45

7.13                    Advances to Transferred Subsidiaries                                                                                               45

7.14                    Recovery of Insurance Proceeds                                                                                                        46

page ii

7.15                    Spare Parts Arrangement                                                                                                                   44

SECTION 8.                        TAX MATTERS.                                                                                                                45

8.1                    Sales and Transfer Taxes                                                                                                                    45

8.2                    Cooperation on Tax Matters                                                                                                                45

8.3                    Tax Returns.                                                                                                                                         45

8.4                    Section 338 Election                                                                                                                              46

SECTION 9.                        CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.                                         46

9.1                    Representations and Warranties True.                                                                                                46

9.2                    Compliance with Agreement                                                                                                                 46

9.3                    Bankruptcy Court Approval                                                                                                                 47

9.4                    HSR Act                                                                                                                                                47

9.5                    No Order                                                                                                                                               47

9.6                    Consents and Approvals                                                                                                                       47

9.7                    No Material Adverse Effect                                                                                                                 47

9.8                    No Casualty Loss                                                                                                                                  47

9.9                    Assignment and Assumption                                                                                                                 48

9.10                    Resignations                                                                                                                                        48

SECTION 10.                        CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.                                     49

10.1                    Representations and Warranties True                                                                                              48

10.2                    Compliance with Agreement                                                                                                               48

10.3                    HSR Act                                                                                                                                               48

10.4                    No Order                                                                                                                                              48

10.5                    Bankruptcy Court Approval                                                                                                                48

10.6                    Assignment and Assumption                                                                                                              49

SECTION 11.                        POST CLOSING.                                                                                                             49

11.1                    Further Assurances                                                                                                                             49

11.2                    Books and Records; Personnel                                                                                                          49

11.3                    Seller's Name                                                                                                                                     49

SECTION 12.                        INDEMNIFICATION                                                                                                    50

12.1                    Indemnification by Seller                                                                                                                  50

12.2                    Indemnification by Buyer                                                                                                                  51

page iii

12.3                    Indemnification Procedures                                                                                                              52

12.4                    Tax Indemnification.                                                                                                                         52

12.5                    Limitations on Indemnification Obligations; Exclusive Remedies.                                                53

12.6                    Release of Indemnification Holdback for Indemnification Claims                                                 54

12.7                    Survival                                                                                                                                              55

12.8                    Treatment of Indemnification Payments                                                                                          55

SECTION 13.                        TERMINATION, BREAK-UP FEE AND REMEDIES.                                                 55

13.1                    Termination                                                                                                                                        55

13.2                    Break-Up Fee and Termination Fee.                                                                                                56

13.3                    Remedies.                                                                                                                                           57

13.4                    Survival                                                                                                                                              58

SECTION 14.                        MISCELLANEOUS.                                                                                                        58

14.1                    Expenses                                                                                                                                             58

14.2                    Inform of Litigation                                                                                                                            58

14.3                    Assignment                                                                                                                                          58

14.4                    Governing Law                                                                                                                                   59

14.5                    Amendment and Modification                                                                                                            59

14.6                    Notices                                                                                                                                                 59

14.7                    Entire Agreement                                                                                                                                60

14.8                    Successors                                                                                                                                           60

14.9                    Counterparts                                                                                                                                       60

14.10                    Severability                                                                                                                                         60

14.11                    Headings                                                                                                                                             60

14.12                    Schedules                                                                                                                                            60

14.13                    Jurisdiction                                                                                                                                          60

page iv

STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 17th day of February, 2003, by and between FARMLAND INDUSTRIES, INC., Debtor-in-Possession, a Kansas corporation (hereinafter referred to as "Seller"), and KOCH NITROGEN COMPANY, a Nebraska corporation (hereinafter referred to as "Buyer").

WITNESSETH:

WHEREAS, Seller is currently in possession of its assets as a Debtor-in-Possession pursuant to Title 11, U.S. Code, Sections 101 et seq. (the "Bankruptcy Code"), in the Chapter 11 administratively consolidated cases of Farmland Industries, Inc. and its filing subsidiaries, Case No. 02-50557-JWV (hereinafter referred to as the "Bankruptcy Cases"), presently pending in the United States Bankruptcy Court for the Western District of Missouri (Kansas City) (hereinafter referred to as the "Bankruptcy Court"), and Seller, upon proper approval and authorization from the Bankruptcy Court, may sell and assign assets outside of the ordinary course of business;

WHEREAS, Seller currently owns, (i) through its subsidiaries, a 50% Equity Interest in Farmland MissChem Limited, a company organized under the Companies Ordinance, Chapter 31, No. 1, and continued under the Companies Act Chapter 81:01 of the laws of The Republic of Trinidad and Tobago (hereinafter referred to as "FMCL") and (ii) a 50% Equity Interest in FMCL Limited Liability Company, a Delaware limited liability company (hereinafter referred to as "LLC");

WHEREAS, FMCL operates an anhydrous ammonia production facility located in the Point Lisas Industrial Estate in The Republic of Trinidad and Tobago and LLC provides ocean transportation of the products produced at the FMCL facility (hereinafter referred to collectively as the "Business"); and

WHEREAS, Seller desires to sell, assign, transfer and convey to Buyer, directly or indirectly, all of Seller's Equity Interests in FMCL, through the sale of all of the issued and outstanding Equity Interests in Farmland (B.V.I.) Limited, a wholly owned subsidiary of Seller and a company incorporated under the International Business Companies Act, Cap. 291, of the laws of the Territory of the British Virgin Islands (hereinafter referred to as "FBVI"), and LLC, all of the Assumed Liabilities (as defined herein), the Executory Contracts, the Off-Take Agreement, the Shareholders Agreement and the LLC Agreement (each as defined herein), and Buyer desires to acquire from Seller, directly or indirectly, all of Seller's Equity Interests in FMCL, through the purchase of all of the issued and outstanding Equity Interests in FBVI, and LLC, all of the Assumed Liabilities, the Executory Contracts, the Off-Take Agreement, the Shareholders Agreement and the LLC Agreement, all upon the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS.

The following terms used in this Agreement shall have the following meanings:

"Action" has the meaning assigned to that term in Section 9.5 of this Agreement.

"Actual Closing Amounts" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

"Adjustment Amount" has the meaning assigned to that term in Section 3.4(d) of this Agreement.

"Adjustment Amount Escrow" has the meaning assigned to that term in Section 3.1(c) of this Agreement.

"Adjustment Amount Escrow Account" has the meaning assigned to that term in Section 3.1(c) of this Agreement.

"Adjustment Amount Escrow Agreement" has the meaning assigned to that term in Section 3.1(c) of this Agreement.

"Agreement" has the meaning assigned to that term in the preamble recital of this Agreement.

"Affiliate" or "Affiliates" with respect to any specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For this definition, "control" (and its derivatives) means the possession, directly or indirectly, of 10% or more of the Equity Interests of a Person, or the power, directly or indirectly, to vote 10% or more of the voting Equity Interests of a Person.

"Alternative Minimum Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

"Asset Group" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Assumed Liabilities" has the meaning assigned to that term in Section 2.2(a) of this Agreement.

"Auction" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Auction and Bid Procedures" means the process described in Schedule 7.1(a)(1)  of this Agreement.

"Audited Statements" has the meaning assigned to that term in Section 5.12 of this Agreement.

"Bankruptcy Cases" has the meaning assigned to that term in the first recital of this Agreement.

"Bankruptcy Code" has the meaning assigned to that term in the first recital of this Agreement.

"Bankruptcy Court" has the meaning assigned to that term in the first recital of this Agreement.

"Best Efforts" means the efforts that a prudent Person desirous of achieving results would use in similar circumstances to achieve those results as expeditiously as possible; provided, however, that such term does not include the provision of consideration to third parties or the suffering of any economic detriment in excess of $500,000, in the aggregate, for the taking of all actions (including the procurement of any consent, authorization or approval) required under this Agreement. For purposes of calculating such consideration to third parties or economic detriment, (i) the out-of-pocket costs of gathering or supplying any data or other information or making any filings; (ii) fees and expenses of counsel and consultants; and (iii) fees and charges of Governmental Authorities and third parties, including taxes and assessments, shall be included in such calculation.

"Bid Protection Order" has the meaning assigned to that term in Section 7.1(a) of this Agreement.

"Break-Up Fee" means 3% of the Unadjusted Purchase Price or, subject to Buyer's rights pursuant to Section 13.1(f) hereof, such other amount as approved by the Bankruptcy Court in the Bid Protection Order.

"Business" has the meaning assigned to that term in the third recital of this Agreement.

"Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in Kansas City, Missouri are authorized or required by law to be closed.

"Business Intellectual Property" has the meaning assigned to that term in Section 11.3 of this Agreement.

"Buyer" has the meaning assigned to that term in the preamble to this Agreement.

"Buyer Indemnified Party" has the meaning assigned to that term in Section 12.1 of this Agreement.

"Casualty Loss" means any loss, damage, or reduction in value of the assets of a Transferred Subsidiary which occurs on or before the Closing Date as a result of acts of God, fire, explosion, earthquake, windstorm, flood, drought, blowout, or other natural or manmade occurrence, excluding changes in market conditions, in an amount of $2,500,000 or greater, without regard to any insurance proceeds relating to such Casualty Loss.

"Closing" means the closing of the transactions contemplated by this Agreement.

"Closing Debt Amount" means, (i) with respect to FMCL, the amount of FMCL's total unpaid principal amount of indebtedness for borrowed money, other than indebtedness resulting from advances to FMCL made by its Affiliates prior to the date of this Agreement, and (ii) with respect to LLC, the amount of LLC's total unpaid principal amount of indebtedness for borrowed money, other than indebtedness resulting from advances to LLC made by its Affiliates prior to the date of this Agreement; in each case, as determined as of 12:01 a.m., local time in The Republic of Trinidad and Tobago, as of the Closing Date and determined pursuant to the methodology set forth on Exhibit C hereto.

"Closing Date" has the meaning assigned to that term in Section 4.1 of this Agreement.

"Closing Net Working Capital" means the sum of Closing Net Working Capital FMCL and Closing Net Working Capital LLC.

"Closing Net Working Capital FMCL" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

"Closing Net Working Capital LLC" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

"Closing Payment" has the meaning assigned to that term in Section 3.3 of this Agreement.

"Closing Purchase Price" has the meaning assigned to that term in Section 3.3 of this Agreement.

"Closing Statement" has the meaning assigned to that term in Section 3.4(a) of this Agreement.

"Closing Time" has the meaning assigned to that term in Section 4.1 of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Combined Alternative Minimum Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Combined Fertilizer Assets" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

"Competing Bid" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Competing Bid Deadline" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Confidential Information" has the meaning assigned to that term in Section 7.2 of this Agreement.

"Confidentiality Agreement" means that certain Confidentiality Agreement, dated March 27, 2002, between Seller and Koch Industries, Inc., as amended.

"Contracts" means contracts, arrangements, or understandings (whether written or oral, whether express or implied).

"Creditors' Committee" means the official unsecured creditors' and bondholders' committees established in the Bankruptcy Cases.

"Cure Amounts" means all payments required to be made in order to effectuate, pursuant to the Bankruptcy Code, the assumption by Seller and assignment to Buyer of the Executory Contracts.

"Damages" means losses; costs; claims; strict liability claims, including those under Environmental Laws; actions; suits; Proceedings; demands; damages; natural resource damages; punitive damages; debts; liabilities; obligations; judgments; fines; penalties; amounts paid in settlement; interest; Taxes and expenses (including reasonable attorneys' and consultants' fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

"DCBSRL" means Double Circle (Barbados) SRL, a wholly-owned subsidiary of FBVI and a society organized under the Societies with Restricted Liability Act, 1995-7 of Barbados.

"Destruction Notice" has the meaning assigned to that term in Section 11.2 of this Agreement.

"Disclosure Schedule" means the exhibit attached hereto as Schedule 5 and made a part hereof containing the various exceptions to the representations, warranties and covenants of Seller contemplated by the provisions of this Agreement.

"Dispute Deadline Date" has the meaning assigned to that term in Section 3.4(b) of this Agreement.

"Domestic Alternative Minimum Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Break-Up Fee" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Buyer" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Buyer Deposit" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Domestic Fertilizer Assets" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

"Domestic Purchase Agreement" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

"Domestic Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

"Earnest Money" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

"Earnest Money Escrow Account" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

"Earnest Money Escrow Agent" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

"Earnest Money Escrow Agreement" has the meaning assigned to that term in Section 3.1(a) of this Agreement.

"Effective Time" has the meaning assigned to that term in Section 4.1 of this Agreement.

"Employee Benefit Plan" has the meaning assigned to that term in Section 5.16(b) of this Agreement.

"Encumbrances" means any lien, mortgage, deed of trust, deed to secure debt, pledge, restriction on transfer, proxy and voting or other agreement, claim, charge, security interest, easement, right of way, encroachment, servitude, right of first option, right of first refusal, preemptive right or similar restriction, or other encumbrance, option or defect on title of every type and description, whether imposed by law, agreement, understanding or otherwise, including without limitation, all liens, encumbrances, and interests in property as set forth in Section 363 of the Bankruptcy Code.

"Environmental Claim(s)" has the meaning assigned to that term in Section 12.1(d) of this Agreement.r

                        "Environmental Condition" means any condition existing on, at or originating from, the Real Property which constitutes (a) a Release on, at or from such property of any Hazardous Materials which could reasonably be expected to result in an Environmental Liability or (b) a violation of any Environmental Laws or any Environmental Permits.

                        "Environmental Laws" means any and all applicable Legal Requirements rules, codes, policies, directives, standards, licenses or permits of any Governmental Authority relating to Hazardous Materials, the abatement of pollution, protection or restoration of the environment, or the ensuring of public health and safety from environmental, occupational or workplace hazards, specifically including, but not limited to, those relating to the exposure to, use, Release, threatened Release, emission, presence, storage, treatment, disposal, generation, transportation, distribution, manufacture, processing, handling, management or control of Hazardous Materials, previously, presently, or hereafter in effect, including, but not limited to, the Environmental Management Act, 2000 and subsidiary legislation made thereunder; all similar statutes or legislation adopted by The Republic of Trinidad and Tobago, including without limitation the Oil Pollution of Territorial Waters Act, Chap. 37:03, Marine Areas (Preservation and Enforcement) Act, Chap. 37:02, Marine Areas (Preservation and Enforcement) Order Chap. 37:02 p. 6, and Marine Areas (Restricted Area) Order Chap. 37:02 p. 6; Am 37/1996; and all other statutes or legislation adopted by the jurisdictions and countries in which the assets of the Transferred Subsidiaries or the Business are located or which have jurisdiction over the Transferred Subsidiaries or the Business, as each may be amended from time to time.

                        "Environmental Liabilities" means those Damages, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, of every kind and nature arising directly or indirectly out of or as a consequence of the use, storage, handling, generation, transportation, manufacture, production, release, discharge, disposal or presence of Hazardous Materials on, in, under or about the Real Property or the air, soil, surface water or groundwater thereof by any Person, including, without limitation, any and all costs incurred due to any investigation of the Real Property or any cleanup, remediation, removal or restoration mandated by or pursuant to any Environmental Laws, and those arising from or related to, or in any way connected with, the assets of the Transferred Subsidiaries.

                        "Environmental Permits" has the meaning assigned to that term in Section 5.14(a) of this Agreement.

"Environmental Reports" means all environmental assessments, reports, or other documents, data and other information with respect to the environmental condition and/or compliance with Environmental Laws of the Real Property or the Business, which have been provided by Seller to Buyer during Buyer's due diligence investigation of the Transferred Subsidiaries or the Business.

"Equity Interests" means (a) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, shares of capital stock; (b) with respect to a partnership, limited liability company, trust or similar Person, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership/limited liability company interests; or (c) any other direct or indirect equity ownership or participation.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Closing Amounts" has the meaning assigned to that term in Section 3.3 of this Agreement.

"Excluded Assets" has the meaning assigned to that term in Section 2.3 of this Agreement.

"Executory Contracts" means those contracts set forth on Schedule 7.12(a) of this Agreement.

"Eximbank" means Export-Import Bank of the United States.

"Eximbank Debt" means the debt of FMCL under (i) the Common Loan Agreement and Agreement as to Certain Common Representations Warranties, Covenants, and Other Terms by and among FMCL; Eximbank; ABN AMRO Bank, N.V., as agent and commercial lender; The Bank of Nova Scotia, as a co-agent and commercial lender; NationsBank N.A., as a co-agent and commercial lender and The Chase Manhattan Bank, as collateral trustee, dated as of October 18, 1996; (ii) the Eximbank Credit Agreement between FMCL and Eximbank dated as of June 27, 1996, as amended on October 18, 1996; and (iii) the other effective Loan Documents (as defined in the aforesaid Common Loan Agreement and Agreement as to Certain Common Representations, Warranties, Covenants, and Other Terms).

"Extended Break-Up Fee Cure Period" has the meaning assigned to that term in Section 13.2(b) of this Agreement.

"Extended Cure Period" has the meaning assigned to that term in Section 13.2(c) of this Agreement.

"Facility Employees" means all employees of the Transferred Subsidiaries as listed on the Disclosure Schedule, Section 5.16.

"FBVI" has the meaning assigned to that term in the fourth recital of this Agreement.

"Fertilizer Business" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Final Closing Statement" has the meaning assigned to that term in Section 3.4(c) of this Agreement.

"Final Sale Order" means the Sale Order entered by the Bankruptcy Court (a) that is not reversed, stayed, enjoined, set aside, annulled, or suspended within the deadline, if any, provided by applicable statute or regulation, and (b) as to which the deadlines, if any, for filing and such request, motion, petition, application, appeal or notice, and for the entry by any regulatory authority of orders staying, reconsidering, or reviewing on its own motion have expired.

"Financial Statements" has the meaning assigned to that term in Section 5.12 of this Agreement.

"Fiscal Incentives Order" means the Fiscal Incentives (Farmland MissChem Limited) Order, 1996, made under the Fiscal Incentives Act, Chap. 85:01.

"FMCL" has the meaning assigned to that term in the second recital of this Agreement.

"FMCL Annuity Plan" has the meaning assigned to that term in Section 5.16(b) of this Agreement.

"Foreign Alternative Minimum Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Break-Up Fee" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Buyer" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Buyer Deposit" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Fertilizer Assets" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Purchase Agreement" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Foreign Purchase Price" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"FTL" means Farmland Trinidad Limited, a wholly-owned subsidiary of DCBSRL and a company organized under the Companies Act, 1995 of the laws of The Republic of Trinidad and Tobago.

"GAAP" has the meaning assigned to that term in Section 5.12 of this Agreement.

"Gas Sales Contract" means the Gas Sales Contract, dated as of October 18, 1996, by and between FMCL and The Natural Gas Company of Trinidad and Tobago Limited, as amended.

"Governmental Authority" means any (a) nation, state, county, city, town, village, district, territory, or other jurisdiction of any nature; (b)  federal, state, local, municipal, foreign, or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, in each case having jurisdiction over Seller, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Business.

"Hazardous Material" means (a) any chemicals, materials or substances defined as "hazardous waste", "hazardous substance", "hazardous constituent", "extremely hazardous substance", "toxic chemical", "hazardous material", "hazardous chemical", "toxic pollutant", "contaminant", "chemical", "chemical substance", "hazardous air pollutant", "pollutant", "pesticide", "toxic" or "asbestos", as such terms are defined in any of the Environmental Laws, and related substances, and all other substances which may be declared in any Environmental Law to constitute a material threat to human health or to the environment and (b) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Identified Site" has the meaning assigned to that term in Section 5.14(a) of this Agreement.

"Indemnification Holdback" has the meaning assigned to that term in Section 3.1(b) of this Agreement.

"Indemnification Holdback Escrow Account" has the meaning assigned to that term in Section 3.1(b) of this Agreement.

"Indemnification Holdback Escrow Agreement" has the meaning assigned to that term in Section 3.1(b) of this Agreement.

"Indemnified Party" has the meaning assigned to that term in Section 12.3 of this Agreement.

"Indemnifying Party" has the meaning assigned to that term in Section 12.3 of this Agreement.

"Independent Auditor" has the meaning assigned to that term in Section 3.4(b) of this Agreement.

"Initial 30 Day Break-Up Fee Period" has the meaning assigned to that term in Section 13.2(b) of this Agreement.

"Initial 30 Day Period" has the meaning assigned to that term in Section 13.2(c) of this Agreement.

"Intellectual Property" shall mean all intellectual property owned or licensed by Seller or any Transferred Subsidiary and used in or relating to the Business, including, but not limited to, all patents and inventors' certificates, and any reissues, extensions, divisions, continuations and continuations-in-part; statutory or common law copyrights; semiconductor mask works; statutory or common law trademarks and service marks, trade dress, tradenames, logos and slogans, and the goodwill relating thereto; design rights; trade secrets; confidential information; inventions (whether patentable or not); Software; all data and information; ideas; developments; drawings; specifications; bills of material; processes; formulae; supplier lists; customer lists; marketing information; sales and promotional materials; business plans; and all registrations and applications for any of the foregoing.

"Interest" has the meaning assigned to that term in Section 3.4(e) of this Agreement.

"Knowledge" means with respect to Buyer, the actual knowledge after due inquiry of the executive officers of Buyer, and with respect to Seller, the actual knowledge after due inquiry of the following:  Marc Kuemmerlein, Kevan Vick, Stan Riemann, Tim Rens, Steve Rhodes, Robert Schuller, Robert Terry, Tom Wilcox, Randy Vance, Randall Wilson and David D'Andrade; provided, however, that Seller's "Knowledge" with respect to Affiliates of any of the Transferred Subsidiaries shall not require Seller to make any inquiry of those Affiliates which are not also Affiliates of Seller.  A Person will be deemed to have "Knowledge" of a particular fact or circumstance if they currently have or previously had knowledge of such fact or circumstance.

"Lead Bidder" means a bidder who (i) has entered into a contract with Seller prior to the Auction for the purchase of all or any portion of the Business, the Transferred Subsidiaries or the assets thereof, and (ii) is entitled to a break-up fee in the event Seller terminates such contract.

"Leases" has the meaning assigned to that term in Section 5.6(a) of this Agreement.

"Legal Requirement" means any order, constitution, law, ordinance, regulation, statute, code or treaty issued by any Governmental Authority, including an arbitration panel, any principle of common law or judicial or administrative interpretation thereof.

"Licensed Intellectual Property" means the Intellectual Property used by any Transferred Subsidiary in connection with or related to the Business with respect to which the rights being exercised by such Transferred Subsidiary have been licensed from another Person.

"LLC" has the meaning assigned to that term in the second recital of this Agreement.

"LLC Agreement" means that certain Limited Liability Company Agreement of FMCL Limited Liability Company, dated as of April 1, 1998, between Buyer and Seller, as amended, and supplemented by the FMCL Limited Liability Company Policies and Procedures.

"Lost Production" means, in respect of any applicable period, the difference between (i) 1850 metric tons of ammonia per day multiplied by the number of days in the applicable period, and (ii) the quantity of ammonia actually produced during such period.

"Lost Profits" means the market price per metric ton of ammonia during the applicable period multiplied by the Lost Production, less the Variable Costs that would have been incurred had the breach not occurred.  For purposes of this definition, "market price per metric ton" shall be (a) the low number identified in the market price per metric ton range listed by the FMB Weekly Fertilizer Report in their International Price Guide for ammonia FOB Caribbean set forth in the most recently published issue prior to the Closing Date less (b) $10 per metric ton.

"Material Adverse Effect" means any change or effect that is material and adverse to (i) the Transferred Subsidiaries, taken as a whole; (ii) the assets, properties, results of operations, or condition (financial or otherwise), taken as a whole, of the Business; or (iii) the ability of Seller to perform its obligations hereunder; provided, however, that the term "Material Adverse Effect" shall not include any change or effect directly relating to (A) general economic or market conditions, including those which result in a fluctuation in the price of or demand for ammonia or natural gas; provided, however, that neither changes in the cost or availability of natural gas to FMCL under the Gas Sales Contract (other than those contemplated by Sections 2.5 and 7.1 of the Gas Sales Contract) nor Force Majeure events, as defined under the Gas Sales Contract, shall be deemed general economic or market conditions, or (B) this Agreement or the transactions contemplated hereby or the announcement thereof.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not in and of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

"MissChem" means Mississippi Chemical Corporation.

"Net Working Capital" has the meaning set forth and determined pursuant to the methodology set forth on Exhibit C hereto.

"Off-Take Agreement" means the Anhydrous Ammonia Purchase Agreement (EX-IM) dated as of October 18, 1996, by and among MissChem, Seller, and FMCL.

"Operating Summaries" has the meaning assigned to that term in Section 5.12 of this Agreement.

"Organizational Documents" means the articles of incorporation, bylaws, operating agreement, partnership agreement, board resolutions, and other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

"Per Diem Taxes" has the meaning assigned to that term in Section 12.4(c) of this Agreement.

"Permits" mean any permit, consent, approval, franchise, certificate of inspection or authority, variance, authorization or order, or any waiver of the foregoing, issued by a Governmental Authority and used or held for use in relation to the Business or the assets of a Transferred Subsidiary.

"Permitted Encumbrances" means:

(a)                        the terms, conditions, restrictions, obligations, exceptions, reservations, limitations and other matters contained in any rights of way or documents under which any of the Transferred Subsidiaries obtained any rights of way or other property rights associated with the Real Property, in each case that do not, and will not, interfere materially with the ownership, use, operation or value of the Business or any of the assets of a Transferred Subsidiary;

(b)                        liens for property taxes and assessments that are not yet due and payable as of the Closing (or if delinquent, that are being contested in good faith by a Transferred Subsidiary in appropriate proceedings);

(c)                        any obligations or duties affecting the Business or the assets of a Transferred Subsidiary to the extent created by any Governmental Authority under any Permit or Legal Requirement, other than Taxes;

(d)                        easements, restrictive covenants, defects in title and irregularities, and other matters that (i)  are of record and (ii)  do not, and will not, interfere materially with the ownership, use, operation or value of the Business or any of the assets of a Transferred Subsidiary;

(e)                        mechanic's, materialmen's, repairmen's and other statutory liens arising in the ordinary course of business and securing obligations incurred prior to Closing, for which a Transferred Subsidiary is and will remain responsible for payment and removal of such liens and for which such Transferred Subsidiary has escrowed funds for such payment;

(f)                        any Encumbrances created by the express terms of the Executory Contracts or the Off-Take Agreement; and

(g)                        the Encumbrances listed on Exhibit D hereto.

"Permitted Share Encumbrances" means the Encumbrances listed on Exhibit E hereto.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

"Post-Closing Payment Date" has the meaning assigned to that term in Section 3.4(d) of this Agreement.

"Post-Closing Tax Period" means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

"Pre-Closing Off-Take Liabilities" has the meaning assigned to that term in Section 2.2(a) of this Agreement.

"Pre-Closing Tax Period" means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

"Preliminary Statement" has the meaning assigned to that term in Section 3.3 of this Agreement.

"Proceeding" means any action, arbitration, audit, claim, inspection, notice, review, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal), at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

"Product Inventory" means all finished ammonia products related to the assets of a Transferred Subsidiary, wherever located, used or held for use in relation to the Business.

"Project Agreement" means the Project Agreement, entered into in December 1994 by FMCL (then known as Farmland Trinidad Limited), the government of The Republic of Trinidad and Tobago, and The National Gas Company of Trinidad and Tobago Limited, as amended by a letter agreement dated December 19, 1995, a letter agreement dated June 15, 1996, and a letter agreement dated October 18, 1996.

"Purchase Price" has the meaning assigned to that term in Section 3.2(a) of this Agreement.

"Purchase Price Adjustments" has the meaning assigned to that term in Section 3.2(a) of this Agreement.

"Purchase Price Allocation" has the meaning assigned to that term in Section 3.2(b) of this Agreement.

"Qualified Bidder" has the meaning assigned to that term in Schedule 7.1(a)(1)  of this Agreement.

"Real Property" means all real property and interests in real property owned or leased by a Transferred Subsidiary, including all buildings, fixtures, structures and other improvements of any kind or nature situated thereon, together with any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way (including, without limitation, rights to adjacent streets and alleys), licenses, and other real property rights and privileges and interest relating thereto.

"Reimbursement" has the meaning assigned to that term in Section 12.5(e) of this Agreement

"Release" or "Released" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including, but not limited to, the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) of a substance into the environment, including but not limited to the movement or continued movement of any materials through or in the air, soil, surface water, ground water or property.

"Remaining Shipping Prepayment" means an amount equal to the difference of (i) the Shipping Prepayment Amount minus (ii) the product of (A) the Shipping Prepayment Amount multiplied by (B) the quotient of (y) the Usage Number divided by (z) the sum of (I) the total number of days in the calendar month during which the Closing occurs for which the vessel Carli Bay is scheduled to be utilized by Seller, including for redelivery to Point Lisas and (II) the number of days for which LLC has chartered the vessel Maharshi Dattatreya on the Closing Date and such vessel is scheduled to be utilized by Seller, including for redelivery to Point Lisas.  For clarity, example calculations of the Remaining Shipping Prepayment are set forth in Exhibit F.

"Required Consents" has the meaning assigned to that term in Section 7.4 of this Agreement.

"Sale Hearing" has the meaning assigned to that term in Schedule 7.1(a)(1) of this Agreement.

"Sale Motion" has the meaning assigned to that term in Section 7.1(a) of this Agreement.

"Sale Order" means an order or orders of the Bankruptcy Court, approving the transaction contemplated hereby.

"Scheduled Contracts" has the meaning assigned to that term in Section 5.18 of this Agreement.

"Section 338 Election" has the meaning assigned to that term in Section 8.4 of this Agreement.

"Seller" has the meaning assigned to that term in the preamble to this Agreement.

"Seller Indemnified Party" has the meaning assigned to that term in Section 12.2 of this Agreement.

"Seller Termination Fee" has the meaning assigned to that term in Section 13.3(b) of this Agreement.

"Shareholders Agreement" means the Amended and Restated Shareholders Agreement, dated as of November 10, 1998, by and among FMCL, Seller, FBVI, DCBSRL,

FTL, MissChem, Mississippi Chemical Holdings, Inc., MissChem (Barbados) SRL, and MissChem Trinidad Limited.

"Shipping Prepayment Amount" means an amount of U.S. dollars advanced by Seller to LLC at the beginning of the calendar month in which the Closing occurs for all expenses to be incurred during such calendar month by LLC.

"Software" means individually each, and collectively all, of the computer programs, including interfaces and any embedded software programs or applications, owned or licensed by any Transferred Subsidiary, including as to each program, the processes and routines used in the processing of data, the object code, source code (as to third party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto.

"Spare Parts Agreement" means a tri-party agreement by and among FMCL, Caribbean Nitrogen Company Limited and PCS Nitrogen Trinidad Limited related to the sharing of capital spare equipment via a pooling arrangement.

"Straddle Period" means any Tax Period that includes (but does not end on) the Closing Date.

"Supplemental Financial Statements" has the meaning assigned to that term in Section 7.8 of this Agreement.

"Supplemental Operating Summaries" has the meaning assigned to that term in Section 7.8 of this Agreement.

"Tangible Property" has the meaning assigned to that term in Section 5.8 of this Agreement.

"Tax" and "Taxes" means, with respect to any Person, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by law or otherwise).

"Tax Period" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

"Tax Returns" means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

"Termination Fee" has the meaning assigned to that term in Section 13.2(c) of this Agreement.

"Third Party Claim" has the meaning assigned to that term in Section 12.3 of this Agreement.

"Threatened" means as follows: a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing) or any notice has been given (in writing).

"Transfer Taxes" has the meaning assigned to that term in Section 8.1 of this Agreement.

"Transferred Shares" has the meaning assigned to that term in Section 2.1 of this Agreement.

"Transferred Subsidiary" or "Transferred Subsidiaries" means FBVI, DCBSRL, FTL, FMCL and LLC.

"Unadjusted Purchase Price" means $128,617,030, which consists of (i) $77,000,000 (the amount to be paid in cash by Buyer as set forth in Section 3.3), plus (ii) $44,086,278 (one-half of the estimated amount of the Eximbank Debt ($141,910,174) less restricted cash ($53,737,618)), plus (iii) $7,530,752 (the estimated amount of the Purchase Price Adjustments at Closing).

"Unaudited Statements" has the meaning assigned to that term in Section 5.12 of this Agreement.

"Usage Number" means the sum of (i) the number of days in the calendar month during which the Closing occurs and the month following the Closing that the vessel Carli Bay, chartered by LLC to deliver products to Seller, is in use for such purpose or for the purpose of redelivering such vessel to Point Lisas after the Closing Date without loading any additional products, and (ii) the number of days in the calendar month during which the Closing occurs and the month following the Closing that the vessel Maharshi Dattatreya, chartered by LLC to deliver products to Seller, is in use for such purpose or for the purpose of redelivering such vessel to Point Lisas after the Closing Date without loading any additional products.  For clarity, example calculations of the Usage Number are set forth in Exhibit F.

"Variable Cost" means the cost of natural gas for the Lost Production calculated pursuant to the Gas Sales Contract for the applicable period, plus $8 per metric ton.

Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "including" and other forms of such term, with respect to any matter or thing, means "including but not limited to" such matter or thing; and (f) all references to "dollars" or "$" refer to currency of the United States.

SECTION 2.     PURCHASE OF SHARES AND ASSETS AND ASSUMPTION OF LIABILITIES.

2.1              Transferred Shares  Subject to the terms and conditions hereof, and subject to the representations and warranties made herein, on the Closing Date, Seller will sell, assign, transfer and convey to Buyer all of the issued and outstanding Equity Interests of FBVI and fifty percent (50%) of the issued and outstanding Equity Interests of LLC (collectively, the "Transferred Shares"), free and clear of all Encumbrances, other than Permitted Share Encumbrances.

"AS IS" TRANSACTION.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED SHARES, THE ASSETS OF ANY TRANSFERRED SUBSIDIARY OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE TRANSFERRED SHARES, THE BUSINESS OR THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE PHYSICAL CONDITION OF ANY PART OF THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE ENVIRONMENTAL CONDITIONS OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL OR PERSONAL PROPERTY OR OTHER ASSETS OWNED BY ANY TRANSFERRED SUBSIDIARY, THE ZONING OF ANY SUCH REAL OR PERSONAL PROPERTY, THE VALUE OF THE TRANSFERRED SHARES OR THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE TRANSFERABILITY OF THE TRANSFERRED SHARES OR THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY LIABILITIES OF THE TRANSFERRED SUBSIDIARIES, THE TITLE OF THE TRANSFERRED SHARES OR THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER ASSETS OWNED BY ANY TRANSFERRED SUBSIDIARY, FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE TRANSFERRED SHARES OR THE ASSETS OF ANY TRANSFERRED SUBSIDIARY, OR ANY PORTION THEREOF.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH HEREIN, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ASSETS OWNED BY THE TRANSFERRED SUBSIDIARIES.  BUYER FURTHER ACKNOWLEDGES THAT, AS OF THE CLOSING, BUYER SHALL HAVE CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS OWNED BY THE TRANSFERRED SUBSIDIARIES AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING SUCH ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE TRANSFERRED SHARES, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, EXCEPT AS OTHERWISE EXPRESSLY  PROVIDED HEREIN, BUYER WILL ACCEPT THE TRANSFERRED SHARES AND THE OWNERSHIP OF THE ASSETS OF THE TRANSFERRED SUBSIDIARIES AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

2.2              Assets and Liabilities.

a.                   Subject to the terms and conditions of this Agreement, Buyer shall, as of the Closing Date, accept assignment from Seller of the Executory Contracts, Off-Take Agreement, Shareholders Agreement and LLC Agreement and thereafter accept assignment from Seller, assume, pay, perform or discharge in accordance with their terms solely the following obligations and liabilities of Seller (collectively, the "Assumed Liabilities"): (i) the obligations of Seller under the Executory Contracts, Off-Take Agreement, Shareholders Agreement and LLC Agreement that, by the terms of such Executory Contracts, Off-Take Agreement, Shareholders Agreement and LLC Agreement arise after Closing, relate to periods following the Closing and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date, and (ii) the obligations of Seller under the Off-Take Agreement which arose prior to Closing (the "Pre-Closing Off-Take Liabilities"), in each case, which obligations shall not include such amounts for which Seller is responsible as provided in this Agreement.

b.                  Notwithstanding anything to the contrary contained herein, Buyer shall not assume, or in any way be liable or responsible for, any other obligations and liabilities of Seller (whether accrued or contingent or due or not due) which are not specifically assumed herein, and such obligations and liabilities shall be and remain the obligations and liabilities of Seller to pay and/or discharge.

c.                   Notwithstanding anything to the contrary contained in this Section 2.2, at any time prior to the Competing Bid Deadline, Buyer, upon notice to Seller, shall be entitled to elect not to assume any Executory Contract listed on Schedule 7.12(a).  In the event Buyer makes an election not to assume any Executory Contract listed on Schedule 7.12(a), such Executory Contract shall be removed from Schedule 7.12(a) and shall be thereafter deemed rejected.

d.                  Prior to the Auction, in the event Seller requests that Buyer assume any contract other than the Executory Contracts, Buyer may elect to assume such contract within ten (10) days following the date on which Seller makes such request and provides Buyer with a copy of such contract and any and all documents that Buyer requests related to such contract.  In the event Buyer notifies Seller in writing that Buyer elects to assume such contract, such contract shall be added to Schedule 7.12(a), and shall be deemed an Executory Contract for all purposes under this Agreement.  In the event Buyer does not deliver a written notice of election to Seller within such ten (10) day period, such contract shall be deemed rejected.

2.3              Excluded Assets

.  The assets of Seller or any of the Transferred Subsidiaries related to or used in connection with the Business and set forth on Exhibit A (hereinafter collectively called the "Excluded Assets") shall be retained by Seller and shall not transfer to Buyer with the ownership of the Transferred Shares.

SECTION 3.     ESCROW ACCOUNTS AND PURCHASE PRICE.

3.1              Escrow Accounts.

a.                   Upon execution of this Agreement, Buyer shall establish with JPMorgan Chase Bank (the "Earnest Money Escrow Agent"), an interest-bearing joint order escrow account (the "Earnest Money Escrow Account"), in an amount equal to $4,000,000 (the "Earnest Money"), which Earnest Money shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit B-1 (the "Earnest Money Escrow Agreement").  Interest accruing on the Earnest Money shall become part of the Earnest Money for all purposes under this Agreement.  If Closing does occur, then Buyer and Seller shall cause the Earnest Money Escrow Agent to release the Earnest Money to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing. If Closing does not occur, the Earnest Money shall be released as set forth in Section 13 of this Agreement.

b.                  At the Closing on the Closing Date, Buyer shall establish with the Earnest Money Escrow Agent, an interest-bearing joint order escrow account (the "Indemnification Holdback Escrow Account"), which account shall be separate from the Earnest Money Escrow Account and the Adjustment Amount Escrow Account, in an amount equal to $1,500,000 (the "Indemnification Holdback").  The Indemnification Holdback shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit B-2 (the "Indemnification Holdback Escrow Agreement").  Interest on the Indemnification Holdback shall become part of the Indemnification Holdback for all purposes under this Agreement.  The Indemnification Holdback shall be released as set forth in Sections 12 and 13 of this Agreement.

c.                   At the Closing on the Closing Date, Buyer shall establish with the Earnest Money Escrow Agent, an interest-bearing joint order escrow account (the "Adjustment Amount Escrow Account"), which account shall be separate from the Earnest Money Escrow Account and the Indemnification Holdback Escrow Account, in an amount equal to $500,000 (the "Adjustment Amount Escrow").  The Adjustment Amount Escrow shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit B-3 (the "Adjustment Amount Escrow Agreement").  Interest on the Adjustment Amount Escrow shall become part of the Adjustment Amount Escrow for all purposes under this Agreement.  The Adjustment Amount Escrow shall be released as set forth in Section 3.4 of this Agreement

3.2              The Purchase Price and Allocation.

a.                   The aggregate cash purchase price for the Transferred Shares and the assignment of the Assumed Liabilities (the "Purchase Price") shall be $77,000,000.

The Purchase Price will be increased or decreased, as the case may be, as follows (such adjustments collectively referred to as the "Purchase Price Adjustments", an example of which is set forth on Exhibit C, Example 3.2(a)):

(i)with respect to FMCL,

(1)if Closing Net Working Capital FMCL is (A) more than $64,505,115, the Purchase Price will be increased by fifty percent (50%) of such excess; or (B) less than $64,505,115, the Purchase Price will be decreased by fifty percent (50%) of such shortfall; and

(2)if the Closing Debt Amount is (i) less than $141,910,174, the Purchase Price will be increased by fifty percent (50%) of such shortfall; or (B) more than $141,910,174, the Purchase Price will be decreased by fifty percent (50%) of such excess;

(ii)with respect to LLC,

(1)if Closing Net Working Capital LLC is (A) more than $640,760, the Purchase Price will be increased by fifty percent (50%) of such excess; or (B) less than $640,760, the Purchase Price will be decreased by fifty percent (50%) of such shortfall;  and

(2)if the Closing Debt Amount is (i) less than $0, the Purchase Price will be increased by fifty percent (50%) of such shortfall; or (B) more than $0, the Purchase Price will be decreased by fifty percent (50%) of such excess; and

(iii)if the Remaining Shipping Prepayment is a positive amount, the Purchase Price will be increased by the amount of the Remaining Shipping Prepayment; and, if the Remaining Shipping Prepayment is a negative amount, the Purchase Price will be decreased by the amount of the Remaining Shipping Prepayment.

b.                  Exhibit G sets forth an allocation of the Purchase Price (including the amount of any assumed liabilities to the extent required under the Code) among the Equity Interests in LLC, FBVI and the Off-Take Agreement, and (to be used in the event Buyer makes a Section 338 Election with respect to its purchase of the FBVI shares) the assets of FBVI, DCBSRL and FTL (including the equity interest in FMCL) (the "Purchase Price Allocation").  The parties shall file all Tax Returns consistently with the Purchase Price Allocation, and neither party shall take any contrary position regarding such allocation in any Tax filing or contest.  Any subsequent adjustments to the Purchase Price shall be reflected in a revised Purchase Price Allocation in a manner consistent with Section 1060 and any other applicable provisions of the Code, and Buyer shall deliver any revisions to the Purchase Price Allocation to Seller promptly after such revisions are made.

3.3              Payment of the Closing Purchase Price

. Not later than forty-eight (48) hours prior to the Closing, Seller shall deliver to Buyer a statement (the "Preliminary Statement") setting forth in reasonable detail Seller's reasonable estimate of (i) the Closing Net Working Capital FMCL, the Closing Net Working Capital LLC, and Closing Debt Amount with respect to each of FMCL and LLC, each prepared in accordance with the methodologies set forth on Exhibit C (together, the "Estimated Closing Amounts"), and (ii) an estimate of the Purchase Price based thereon (the "Closing Purchase Price").  At the Closing on the Closing Date, Buyer shall make a cash payment to Seller in an amount equal to the Closing Purchase Price minus (1) an amount equal to the Indemnification Holdback (which amount will be placed in the Indemnification Holdback Escrow Account by Buyer pursuant to Section 3.1(b)), (2) an amount equal to the Adjustment Amount Escrow (which amount will be placed in the Adjustment Amount Escrow Account by Buyer pursuant to Section 3.1(c)), (3) an amount equal to the Earnest Money (which amount Buyer shall cause to be transferred at Closing to Seller from the Earnest Money Escrow Agent pursuant to the terms of this Agreement and the Earnest Money Escrow Agreement), (4) an amount equal to the Cure Amounts (which amounts will be paid directly by Buyer pursuant to the terms of this Agreement), and (5) the aggregate amount of all Pre-Closing Off-Take Liabilities as of the Closing Date, such cash payment (the "Closing Payment") to be made by wire transfer of immediately available funds to such account as Seller shall designate.  For the sake of clarity, an example is set forth on Exhibit C, Example 3.3.

3.4              Adjustment Amount

.  A post-closing adjustment to the Closing Purchase Price shall be made as follows:

a.                   Post-Closing Adjustments.  Buyer shall conduct a physical inventory of (i) the Product Inventory as of the Effective Time, and (ii) the inventory of the Transferred Subsidiaries other than the Product Inventory within five (5) Business Days following the Closing Date, to provide the information necessary for the determination of the Closing Net Working Capital as of the Closing Date.  Seller shall provide Buyer with such access to the facility and such records as may be necessary for Buyer to conduct such physical inventory.  Buyer shall allow representatives of Seller to observe, but not participate in, such inventory.  As promptly as practicable after the Closing Date, and in any event not later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a statement (the "Closing Statement"), which shall set forth in reasonable detail (A) the Net Working Capital FMCL as of the Closing Date (the "Closing Net Working Capital FMCL"), the Net Working Capital LLC as of the Closing Date (the "Closing Net Working Capital LLC"), and Closing Debt Amount (together with the Closing Net Working Capital, the "Actual Closing Amounts"), each prepared in accordance with the methodologies set forth on Exhibit C, and (B) its calculations of the Adjustment Amount as described in Section 3.4(d); and (ii) a copy of the schedule of Actual Closing Amounts.  Seller, at no cost to Buyer, shall give to Buyer and its authorized representatives reasonable access to such employees, offices, and other facilities and such books and records of Seller and the Transferred Subsidiaries as are reasonably necessary to allow Buyer and its authorized representatives to prepare the Adjustment Amount in compliance with this Section 3.4.  Buyer, at no cost to Seller, shall provide all information reasonably requested by Seller and shall give representatives of Seller reasonable access to the premises, employees and other facilities of the Transferred Subsidiaries, related to the Business and to books and records of the Transferred Subsidiaries or related to the Business as are reasonably necessary for purposes of reviewing, verifying and auditing the Adjustment Amount.

b.                  Dispute Resolution.  The Closing Statement shall become final and binding on Seller and Buyer as to the Adjustment Amount thirty (30) days following the date the Closing Statement is received by Seller (the "Dispute Deadline Date"), unless prior to the Dispute Deadline Date Seller delivers to Buyer notice that the Adjustment Amount or Closing Statement shall not have been determined in accordance with the requirements of this Section 3.4.  Seller's notice shall set forth all of Seller's disputed items together with the Seller's proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes.  If Seller has delivered a timely notice of disagreement in accordance with this Section 3.4, then Buyer and Seller shall use their good faith efforts to reach written agreement on the disputed items to determine the Adjustment Amount.  If all of Seller's disputed items have not been resolved by Buyer and Seller within thirty (30) days following Buyer's receipt of Seller's dispute notice, then Seller's disputed items shall be submitted for final and binding determination to PricewaterhouseCoopers, LLC (the "Independent Auditor") who shall act as an expert and not an arbitrator, within five (5) Business Days after the end of the foregoing thirty (30) day period.  The determination of the Adjustment Amount by the Independent Auditor shall be final and binding upon Buyer and Seller as to the Adjustment Amount.  If the Independent Auditor determines that Buyer is entitled to 50% or less of the portion of the Adjustment Amount in dispute, Buyer shall pay all of the Independent Auditor's fees and expenses in connection with this Section 3.4.  If the Independent Auditor determines that Buyer is entitled to more than 50% of the portion of the Adjustment Amount in dispute, Seller shall pay all of the Independent Auditor's fees and expenses in connection with Section 3.4.

c.                   Final Closing Statement.  The Adjustment Amount shall be deemed to be finally determined in the amount set forth in the Closing Statement on the Dispute Deadline Date unless a dispute notice is given in accordance with Section 3.4(b) with respect to the calculation thereof.  If such a dispute notice is given, the Adjustment Amount shall be deemed finally determined on the date that the Independent Auditor gives notice to Buyer and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.  The Closing Statement as accepted by Seller (by absence of notice pursuant to Section 3.4(b)) or as determined by the Independent Auditor shall be referred to as the "Final Closing Statement."

d.                  Determination of Adjustment Amount.  If the Purchase Price calculated using the Preliminary Statement exceeds the Purchase Price calculated using the Final Closing Statement, Seller shall pay to Buyer, in accordance with Section 3.4(e)(i), an amount equal to such excess.  If the Purchase Price calculated using the Preliminary Statement is less than the Purchase Price calculated using the Final Closing Statement, Buyer shall pay to Seller, in accordance with Section 3.4(e)(ii), an amount equal to such deficiency.  The amount of the payment to be made by Buyer or Seller, as applicable, pursuant to this Section 3.4(d) shall be referred to as the "Adjustment Amount", examples of which are set forth on Exhibit C, Examples 3.4.  The Adjustment Amount shall be paid by Seller or Buyer, as applicable, in accordance with Section

3.4(e) within ten (10) Business Days of the determination of the Final Closing Statement (such tenth (10th) Business Day, the "Post-Closing Payment Date").

e.                   Payment of Adjustment Amount.

(i)  In the event the Adjustment Amount is to be paid by Seller, (A) if the Adjustment Amount to be paid by Seller to Buyer is less than the Adjustment Amount Escrow, Buyer shall receive the Adjustment Amount as a distribution from the Adjustment Amount Escrow Account, and the amount remaining in the Adjustment Amount Escrow Account shall be distributed to Seller by wire transfer of immediately available funds to a bank designated by Seller in writing; and (B) if the Adjustment Amount to be paid by Seller to Buyer exceeds the Adjustment Amount Escrow, the entire Adjustment Amount Escrow shall be distributed to Buyer and Seller shall pay to Buyer the amount of such excess, plus interest at the rate published in The Wall Street Journal from time to time as the "prime rate" ("Interest") on the portion of such excess that exceeds the Adjustment Amount Escrow for the actual number of days between the Closing Date and the date the payment is made by wire transfer of immediately available funds to a bank account or bank accounts designated by Buyer in writing.  Notwithstanding anything to the contrary in this Agreement, and regardless of any other means of obtaining payment, Buyer shall have the right, but not the obligation, to offset any amount in the Indemnification Holdback Escrow Account (upon determination of the Final Closing Statement) by the amount by which the Adjustment Amount to be paid by Seller to Buyer exceeds the Adjustment Amount Escrow.

(ii)  In the event the Adjustment Amount is to be paid by Buyer,  the entire amount of the Adjustment Amount Escrow Account shall be distributed to Seller and Buyer shall pay the Adjustment Amount to Seller, plus Interest on the Adjustment Amount, for the actual number of days between the Closing Date and the date the payment is made, by wire transfer of immediately available funds to a bank account or bank accounts designated by Seller in writing.

(iii)  Any amounts payable under this Section 3.4 shall be distributed or paid on or before the Post-Closing Payment Date.  If the Adjustment Amount is paid after the Post-Closing Payment Date, interest at a rate equal to the lesser of 18% per annum and the maximum rate permitted by law shall be added: (A) in the case of a payment made by Seller, to the portion of the Adjustment Amount which exceeds the Adjustment Amount Escrow and (B) in the case of a payment made by Buyer, to the Adjustment Amount, in each case for the actual number of days between the Post-Closing Payment Date and the date the payment is made.

3.5              Remaining Shipping Prepayment Adjustment

.  As promptly as practicable after the Closing Date, and in any event not later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement which shall set forth in reasonable detail the Remaining Shipping Prepayment, which shall be paid as follows:

a.                   In the event the Remaining Shipping Prepayment is a positive amount, within ten (10) days of Buyer's delivery of such statement, Buyer shall pay the amount of the Remaining Shipping Prepayment to Seller, plus Interest on the amount of the Remaining Shipping Prepayment, for the actual number of days between the Closing Date and the date the payment is made, by wire transfer of immediately available funds, to a bank account or bank accounts designated by Seller in writing; or

b.                  In the event the Remaining Shipping Prepayment is a negative amount, within ten (10) days of Buyer's delivery of such statement, Seller shall pay the amount of the Remaining Shipping Prepayment to Buyer, plus Interest on the amount of the Remaining Shipping Prepayment, for the actual number of days between the Closing Date and the date the payment is made, by wire transfer of immediately available funds, to a bank account or bank accounts designated by Buyer in writing.

SECTION 4.     CLOSING.

4.1              Closing Date

.  The Closing shall take place at 10:00 a.m., local time at the place of the Closing, on the date that is two (2) Business Days after the satisfaction or written waiver of all of the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby, as set forth in Sections 9 and 10 of this Agreement, at the offices of Stinson Morrison Hecker LLP, 1201 Walnut, Suite 2800, Kansas City, Missouri, or at such other time, date and place as shall be fixed by agreement among the parties hereto (the date of the Closing being herein referred to as the "Closing Date", and the time of the Closing being herein referred to as the "Closing Time").  The Closing shall be effective for tax and accounting purposes and for purposes of post-closing adjustments pursuant to Section 3.4 of this Agreement as of 12:01 a.m., local time in The Republic of Trinidad and Tobago, on the Closing Date (the "Effective Time").

4.2              Closing Deliveries

.  At the Closing on the Closing Date:

a.                   Seller shall sell, assign, transfer and convey or cause to be sold, assigned, transferred and conveyed, in each case, to Buyer (or its designee) all of its right, title and interest in and to the Transferred Shares, free and clear of all Encumbrances, other than Permitted Share Encumbrances.  Seller shall deliver to Buyer such documents or certificates as may be necessary or as Buyer may reasonably require to transfer or cause to be transferred to Buyer good title to the Transferred Shares, free and clear of all Encumbrances, other than Permitted Share Encumbrances, in form and substance reasonably acceptable to Buyer, and to assign to Buyer all of its right, title and interest in and to the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement, including without limitation:

(i)certificates representing (A) the Transferred Shares that are certificated, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, and (B) if such share is certificated, the quota share of DCBSRL owned and held in trust by Stanley Riemann, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer's designee; and proper assignments of Transferred Shares that are not certificated and such quota share, if not certificated;

(ii)certificates dated the Closing Date and validly executed by an officer of Seller to the effect that the conditions set forth in Section 9 have been satisfied;

(iii)a legal opinion of in-house counsel to Seller, dated the Closing Date, addressed to Buyer, regarding the corporate authority of Seller to consummate the transactions contemplated by this Agreement, in the form attached hereto as Schedule 4.2(a)(iii);

(iv)a legal opinion of Lex Caribbean, outside counsel to Seller, dated the Closing Date, addressed to Buyer, regarding the transfer to Buyer of the Transferred Shares, free and clear of all Encumbrances, other than Permitted Share Encumbrances, in the form attached hereto as Schedule 4.2(a)(iv);

(v)a legal opinion of M. Hamel-Smith & Co., outside counsel to Seller, dated the Closing Date, addressed to Buyer, regarding the Transferred Subsidiaries' title to the Real Property, including without limitation, an opinion that no Encumbrances (other than Permitted Encumbrances) exist on the Real Property, in the form attached hereto as Schedule 4.2(a)(v);

(vi)one or more assignment and assumption agreements executed by Seller, assigning to Buyer all of Seller's rights and obligations arising under the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement, in the form attached hereto as Schedule 4.2(a)(vi); and

(vii)a certified copy of the Sale Order.

b.                  Buyer shall deliver to Seller:

(i)the Closing Payment;

(ii)certificates dated the Closing Date and validly executed by an officer of Buyer to the effect that the conditions set forth in Section 10 have been satisfied;

(iii) one or more assignment and assumption agreements executed by Buyer, pursuant to which Buyer assumes the Assumed Liabilities, in the form attached hereto as Schedule 4.2(a)(vi); and

(iv)a legal opinion of in-house counsel to Buyer, dated the Closing Date, addressed to Seller, regarding the corporate authority of Buyer to consummate the transactions contemplated by this Agreement, in the form attached hereto as Schedule 4.2(b).

c.                   Buyer shall pay all Cure Amounts directly to such parties and in such amounts as set forth on the Disclosure Schedule, Section 5.18, in accordance with the wire instructions provided to Buyer at the Closing.

SECTION 5.     SELLER'S REPRESENTATIONS AND WARRANTIES.

Seller hereby represents and warrants to Buyer as follows (except as set forth on Schedule 5 hereto, such schedule being referred to herein as the "Disclosure Schedule"):

5.1              Authorization for Agreement and Consent

.  Seller has all requisite corporate power and authority to enter into this Agreement and to sell, assign, transfer and convey the Transferred Shares to Buyer under this Agreement.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Seller.  Subject to Bankruptcy Court approval, this Agreement constitutes, and, when executed by Seller, any documents or instruments to be executed and delivered by Seller pursuant hereto will constitute, legal, valid and binding obligations of Seller enforceable in accordance with their terms.

5.2              Organization of Seller and the Transferred Subsidiaries.

a.                   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has the corporate power and authority to own, use, and operate its properties and to carry on the Business as it is now being conducted.  Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect.

b.                  The Disclosure Schedule, Section 5.2, sets forth a true and complete list of the Transferred Subsidiaries, including the jurisdiction of incorporation or formation of each such Transferred Subsidiary.  Each Transferred Subsidiary (i) is either a corporation, partnership, limited liability company or other entity as identified on the Disclosure Schedule, Section 5.2, duly incorporated or formed, as applicable, and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable, (ii) has all necessary corporate, company or partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business in all respects as currently conducted by it and (iii) except where the failure to be so qualified and in good standing will not have a Material Adverse Effect, is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities requires such qualification.  Seller has provided to Buyer true and accurate copies of the Organizational Documents of each Transferred Subsidiary.  Except as set forth on the

Disclosure Schedule, Section 5.2, all of the outstanding Equity Interests of each of the Transferred Subsidiaries are duly and validly issued and are, or will be at Closing, directly or indirectly, wholly owned by Seller, free and clear of any Encumbrances, other than Permitted Share Encumbrances, and, if applicable, are fully paid and nonassessable.  Except as set forth in the applicable Organizational Documents, there are no preemptive or other rights, options, warrants or rights of conversion or any other contract relating to any Transferred Subsidiary obligating such Transferred Subsidiary or owners of its Equity Interests, directly or indirectly, to issue or sell its shares or Equity Interests.  Except as set forth on the Disclosure Schedule, Section 5.2, Seller has full direct or indirect voting power over the Equity Interests of the Transferred Subsidiaries, subject to no proxy, shareholders agreement, voting trust or other agreement relating to the voting of the Equity Interests of the Transferred Subsidiaries.

5.3              Consents and Approvals

.  No consent, approval, authorization of, declaration, filing, or registration with, any Governmental Authority, is required to be made or obtained by Seller or any Transferred Subsidiary in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for approval by the Bankruptcy Court via entry of the Sale Order, (b) for the filing of a notification and report form under the HSR Act or any similar act or law of any applicable foreign jurisdiction, and the expiration or earlier termination of the applicable waiting period thereunder, (c) for consents, approvals, authorizations, declarations, or rulings identified on the Disclosure Schedule, Section 5.3, and (d) for consents, approvals, authorizations, declarations, or rulings the failure of which to make or obtain will not have a Material Adverse Effect.

5.4              No Violations or Transfer Permits.

a.                   Neither the execution, delivery, or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provisions of the Organizational Documents of Seller or any Transferred Subsidiary; (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which Seller or any Transferred Subsidiary is a party or by which Seller's or a Transferred Subsidiary's properties or assets may be bound or affected; (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or any Transferred Subsidiary or to Seller's or a Transferred Subsidiary's properties or assets; (d) result in the creation or imposition of any Encumbrance on any asset of Seller or any Transferred Subsidiary; or (e) cause the suspension or revocation of any Permit, license, governmental authorization, consent, or approval necessary for Seller or any Transferred Subsidiary to conduct the Business as currently conducted, except in the case of clauses (b), (c), (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that (i) are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code, (ii)

will not have a Material Adverse Effect, or (iii) are set forth on the Disclosure Schedule, Section 5.4.

b.                  There are no Permits or Environmental Permits necessary to transfer the Transferred Shares to Buyer, and no new Permits or licenses, or amendments to existing Permits and licenses, are required to continue each Transferred Subsidiary's lawful operation of the Business and the assets of the Transferred Subsidiaries following the Closing in substantially the same manner as presently operated.

5.5              No Default

.  Except as set forth on the Disclosure Schedule, Section 5.5, no Transferred Subsidiary is in violation, breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation, breach of, or a default under) any term, condition, or provision of (a) its Organizational Documents, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment, or other instrument, or obligation to which a Transferred Subsidiary is a party or by which any Transferred Subsidiary's properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule, or regulation applicable to any Transferred Subsidiary or to any Transferred Subsidiary's properties or assets, or (d) any Permit, license, governmental authorization, consent, or approval necessary for any Transferred Subsidiary to conduct the Business as currently conducted, except in the case of clauses (b), (c) and (d), for those violations, breaches or defaults that (i) occurred prior to or upon the commencement of the Bankruptcy Cases and that are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code or (ii)will not have a Material Adverse Effect.

5.6              Real Property.

a.                   The Disclosure Schedule, Section 5.6 contains a true and correct description of the Real Property.  Seller has provided Buyer with a true, complete and correct copy of each lease under which a leasehold interest is owned by any Transferred Subsidiary (hereinafter referred to as the "Leases").  Except as set forth on the Disclosure Schedule, Section 5.6, (i) each Transferred Subsidiary, and to Seller's Knowledge, each other Person that has any obligation or liability under any Lease is, and at all times since June 30, 2002, has been, in compliance with all applicable terms and requirements of each such contract or lease; (ii) to Seller's Knowledge, no event has occurred or circumstance exists (including the creation of this Agreement and the performance of obligations contemplated hereby) that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Transferred Subsidiary or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Lease; (iii) there has not been any amendment or modification to the Leases, except to the extent such amendment or modification has been previously provided to Buyer; and (iv) the Leases have not been assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered in any manner.  None of Seller, the Transferred Subsidiaries, or, to Seller's Knowledge, any other Affiliates of any of the Transferred Subsidiaries, has given or received from any other Person, at any time since June 30, 2002, any notice or other communication (whether oral or written) regarding any actual or, to the Knowledge of Seller, Threatened violation or breach of, or default under, any Lease.  Each Lease is in full force and effect, is valid and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy and creditors rights laws, and, except as set forth on the Disclosure Schedule, Section 5.6, there are no consents or notices required under the Leases requiring the consent of or notice to any Person to the transactions contemplated hereby.  To Seller's Knowledge, there are no negotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by any Transferred Subsidiary under any Leases.  Except for the Leases, there are no other written leases with respect to the Real Property or occupancy agreements to which Seller, any Transferred Subsidiary or, to Seller's Knowledge, any other Affiliate of a Transferred Subsidiary, is a party affecting the Business or necessary for any Transferred Subsidiary to conduct the Business as currently conducted.  All facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including Permits) required in connection with the operation thereof and have been operated and maintained in accordance with the applicable Legal Requirements, except where the failure to obtain such approval, or to so operate or maintain such facilities will not have a Material Adverse Effect.

b.                  The Disclosure Schedule, Section 5.6 contains a correct legal description for all tracts, parcels and subdivided lots included within the Real Property, including any tracts, parcels and subdivided lots relating to any right of way, easement or other property right.  Seller has provided Buyer with a true, complete and correct copy of each document, contract and other instrument evidencing any right of way, easement, license or other property right associated with the Real Property.  Except as set forth on the Disclosure Schedule, Section 5.6, or as will not have a Material Adverse Effect (a) use of the Real Propertyfor the various purposes for which it is presently being used is permitted under all applicable Legal Requirementsand is in compliance with all zoning requirements and is not subject to any "permitted nonconforming" use or structure classifications; (b) no part of any improvement on the Real Property encroaches on any real property of any other Person, there are no buildings, structures, fixtures or other improvements situated on adjoining property or property of any other Person which encroach on any part of the Real Property and there are no violations of applicable setback requirements; (c) the Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable easement benefiting such Real Property and comprises a part of the Real Property; (d) none of the Real Property is located within any flood plain or area subject to a wetlands regulation or similar restriction or is a habitat for a threatened or endangered species; and (e) there is no existing or, to the Knowledge of Seller, Threatened plan to modify or realign any street or highway or eminent domain Proceeding that would result in the taking of all or any part of any of the Real Property or that would prevent or hinder the continued use of any of the Real Property as currently being used by any Transferred Subsidiary in the conduct of the Business.  Except as disclosed on the Disclosure Schedule, Section 5.6, there are no structural defects relating to any of the improvements to the Real Property that could reasonably be expected to have a Material Adverse Effect.  No default or breach exists (or would result from the consummation of the transactions contemplated hereunder) under any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way, licenses, or other real property rights and privileges constituting the Real

Property, except as will not have Material Adverse Effect.  All facilities located on the Real Property have received all approvals of Governmental Authorities (including Permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Legal Requirements, except where the failure to receive such approval, or to so operate or maintain such facilities as will not have a Material Adverse Effect.  There are no outstanding options or rights of first refusal to purchase any Real Property, or any portion thereof or interest therein.  All facilities located on each parcel of Real Property are supplied with utilities and other services necessary for the operation of such facilities as currently being conducted, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel of real property.  Each parcel of Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of such parcel.  To the Knowledge of Seller, there is no pending or contemplated tax reassessment of any property included in any parcel of Real Property.

5.7              Title to the Transferred Shares.

a.                   Except as set forth on the Disclosure Schedule, Section 5.7, Seller owns beneficially and of record all of the Transferred Shares, free and clear of any and all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement) other than Permitted Share Encumbrances, and, at the Closing, Buyer will acquire good title to all of the Transferred Shares, free and clear of all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement) other than Permitted Share Encumbrances.

b.                  Except as set forth on the Disclosure Schedule, Section 5.7, the Transferred Shares represent all of the issued and outstanding Equity Interests in FBVI and fifty percent (50%) of the issued and outstanding Equity Interests in LLC and there are no outstanding options, warrants or other rights to purchase any equity interest in FBVI or LLC.

c.                   The Transferred Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of the assets, both tangible and intangible, necessary to conductthe Business as it is currently conducted by the Transferred Subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances.

d.                  The Transferred Subsidiaries have all Permits that are necessary for the conduct of the Business.  All Permits are listed on the Disclosure Schedule, Section 5.7 and are in full force and effect.  Except as set forth on the Disclosure Schedule, Section 5.7, no violations are occurring or have been committed during the two year period prior to the Closing Date in respect of any such Permit and no Proceeding is pending or, to the Knowledge of Seller, Threatened to revoke or limit any such Permit.  Except as set forth on the Disclosure Schedule, Section 5.7, no action by Seller, any Transferred Subsidiary, Buyer, or, to Seller's Knowledge, any other Affiliate of any Transferred Subsidiary, is required in order for all Permits to remain in full force and effect following the consummation of the transactions contemplated by this Agreement.

5.8              Tangible Property

.  Except as set forth on the Disclosure Schedule, Section 5.8, all tangible personal property (including machinery, equipment, computers, supplies, materials, furniture, furnishings, tools, dies and vehicles) owned or leased by Seller, the Transferred Subsidiaries, or, to Seller's Knowledge, any other Affiliates of any of the Transferred Subsidiaries, wherever located, and used or held for use in relation to the Business (the "Tangible Property"), taken as a whole, is in good operating condition and repair, normal wear and tear excepted, subject to continued repair and replacement in accordance with past practice, and is suitable for the purposes for which it is currently being used, in accordance with generally accepted business standards in the industry.

5.9              Sufficiency of Assets.

a.                   Except for the Excluded Assets, and except as set forth on the Disclosure Schedule, Section 5.9, the assets owned or leased by the Transferred Subsidiaries, together with the Off-Take Agreement and the Executory Contracts, include substantially all of the assets, tangible and intangible, of any nature whatsoever, used in or necessary to operate the Business in the manner presently operated.

b.                  The Transferred Subsidiaries (other than FMCL and LLC) have no assets or liabilities other than those set forth on the Financial Statements.

5.10          Litigation

.  Except as set forth on the Disclosure Schedule, Section 5.10, there is no (i) Proceeding pending or, to Seller's Knowledge, Threatened against Seller, any Transferred Subsidiary, or, to Seller's Knowledge, any other Affiliate of a Transferred Subsidiary, the outcome of which could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) judgment, decree, injunction, or order of any Governmental Authority or arbitrator outstanding against Seller, any Transferred Subsidiary or, to Seller's Knowledge, any other Affiliate of a Transferred Subsidiary, that could reasonably be expected to have a Material Adverse Effect.

5.11          No Finder's Fee

.  Except as set forth in the Disclosure Schedule, Section 5.11, no Person is entitled to any brokerage, financial advisory, finder's, or similar fee or commission payable by Seller or any Transferred Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

5.12          Financial Statements

.  Seller has provided to Buyer (i) the audited balance sheets of FMCL (including the notes thereto) as of June 30, 2000, June 30, 2001, and June 30, 2002, and the related audited statements of operations, stockholders' equity, and cash flows of FMCL for the years then ended (the "Audited Statements"), (ii) the unaudited balance sheets of LLC as of June 30, 2000, June 30, 2001, and June 30, 2002, and the related unaudited statements of operations for the years then ended, (iii) the unaudited balance sheets of the remaining Transferred Subsidiaries as of June 30, 2002, and (iv) the unaudited financial statements as of and for the one-calendar month periods ending July 31, 2002, August 31, 2002, September 30, 2002, October 31, 2002, November 30, 2002 and December 31, 2002 with respect to FMCL and LLC, and the balance sheets as of November 30, 2002 and December 31, 2002 with respect to the remaining Transferred Subsidiaries (the financial information described in clauses (ii), (iii) and (iv) of this sentence being referred to herein as the "Unaudited Statements" and, together with the Audited Statements, the "Financial Statements").  Seller has also provided to Buyer monthly plant operating summaries for the FMCL facility for the calendar months of January though December, 2002 (the financial statements set forth therein being referred to herein as the "Operating Summaries").  The Financial Statements and the Operating Summaries are attached hereto as Disclosure Schedule, Section 5.12.  The Financial Statements have been prepared from, and are in accordance with, the books and records of the Transferred Subsidiaries, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as noted therein and except that the Unaudited Statements may not include footnotes and shall be subject to nonmaterial recurring year-end adjustments), and fairly present in all material respects (i) the financial position of the Transferred Subsidiaries as of the respective dates thereof, (ii) with respect to FMCL, the financial position and the related results of operations, changes in stockholders' equity, and cash flows for the dates and periods covered thereby, and (iii) with respect to LLC, the financial position and the related results of operations for the dates and periods covered thereby.  The Supplemental Financial Statements, when delivered pursuant to Section 7.8, will have been prepared from, and will be in accordance with, the books and records of the Transferred Subsidiaries, and will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as noted therein and except that such Supplemental Financial Statements may not include footnotes and shall be subject to nonmaterial recurring year-end adjustments), and will fairly present in all material respects (i) the financial position of the Transferred Subsidiaries as of the respective dates thereof, (ii) with respect to FMCL, the financial position and the related results of operations, changes in stockholders' equity, and cash flows for the dates and periods covered thereby, and (iii) with respect to LLC, the financial position and the related results of operations for the dates and periods covered thereby.  The Operating Summaries have been and the Supplemental Operating Summaries, when delivered pursuant to Section 7.8, will have been prepared on a basis consistent with the historically prepared operating summaries of the Transferred Subsidiaries.

5.13          Legal Compliance

.  Except as disclosed in the Disclosure Schedule, Section 5.13, none of Seller, the Transferred Subsidiaries or, to Seller's Knowledge, any other Affiliates of any of the Transferred Subsidiaries, is in violation of, nor has Seller, any Transferred Subsidiary, or, to Seller's Knowledge, any other Affiliate of any Transferred Subsidiary, been given notice or been charged with any violation of, any Legal Requirements except for such violations, notices, or charges that have not had or will not have, individually or in the aggregate, a Material Adverse Effect.  Except as disclosed in the Disclosure Schedule, Section 5.13,no investigation or review by any Governmental Authority is pending or, to the Knowledge of Seller, Threatened, nor has any Governmental Authority indicated to Seller, any Transferred Subsidiary, or, to Seller's Knowledge, any other Affiliate of any Transferred Subsidiary, an intention to conduct the same.

5.14          Environmental Laws

.  Except as set forth on the Disclosure Schedule, Section 5.14, and except as will not have a Material Adverse Effect,

a.                   (i) Seller, the Transferred Subsidiaries, and, to Seller's Knowledge, the other Affiliates of any of the Transferred Subsidiaries, are in compliance with, and have complied in all respects with, and there are and have been no violations of, any Environmental Laws related to the assets of the Transferred Subsidiaries or to the operation of the Business; (ii)  the Transferred Subsidiaries possess all environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorizations required for the operation of the Business under all Environmental Laws ("Environmental Permits"), and the transfer of the Transferred Subsidiaries to Buyer does not require the consent or approval of any Governmental Authority or other Person and such assignment or transfer will not cause any such Environmental Permit to be revoked, limited or terminated; (iii) Seller, the Transferred Subsidiaries, and, to Seller's Knowledge, the other Affiliates of any of the Transferred Subsidiaries, are in compliance with, and have complied in all respects with, the provisions of all Environmental Permits and there are and have been no violations of, Environmental Permits; (iv) there are no Environmental Conditions on or affecting the assets of the Transferred Subsidiaries; (v) there are no Hazardous Materials on the Real Property which could reasonably be expected to result in an Environmental Liability; (vi) the Transferred Subsidiaries have filed all notices required under all Environmental Laws and Environmental Permits; (vii) the Transferred Subsidiaries have taken all actions required under Environmental Laws to satisfy or obtain the approval of a Governmental Authority as a condition to the consummation of the transactions contemplated by this Agreement; (viii) the Environmental Reports constitute all information and data, including but not limited to all studies, analyses and test results, in Seller's possession, custody or control, relating to environmental matters associated with the Real Property or the operation of the Business, including but not limited to all Environmental Conditions and all Hazardous Materials, and all such Environmental Reports have been disclosed to Buyer; (ix) the Real Property is not listed or proposed for listing under any Environmental Law as a site requiring remediation of Hazardous Material, or the subject of any enforcement action or investigation, or citizen's suit, under any Environmental Law ("Identified Site"); (x) the Real Property has never operated subject to "interim status" or other permit requirements imposed by any Environmental Law, regardless of whether such interim status or other permit was ever lawfully obtained; (xi) no Transferred Subsidiary has transported or arranged for transportation of (directly or indirectly) to any Identified Site any Hazardous Materials generated or created by the use, ownership or operation of the assets owned by the Transferred Subsidiaries or by the operation of the Business; and (xii) there is not now, nor at any time in the past has there been, at, on or in any of the Real Property, any (A) treatment, recycling, storage or disposal or any Hazardous Materials, or (B) surface impoundment, landfill lagoon or other containment facility for the temporary or permanent storage, treatment, or disposal of Hazardous Materials, except in compliance with Environmental Laws.

b.                  The Environmental Permits are all of the governmental permits, including all environmental permits, licenses, orders, franchises and related instruments issued under or pursuant to any Environmental Laws that are presently held by Seller, a Transferred Subsidiary, or any other Affiliate of a Transferred Subsidiary, relating to the ownership or of the assets of the Transferred Subsidiaries or the operation of the Business.  No Proceeding is now pending, or to the Knowledge of Seller, Threatened seeking to revoke or limit any Environmental Permit.  The Environmental Permits constitute all the governmental permits, including environmental permits, licenses, orders, franchises and related instruments necessary for the operation of the Business or required, in each case, under or pursuant to any Environmental Laws.

c.                   There are no underground storage tanks currently or formerly located on the Real Property.

5.15          Taxes.

a.                   Except as set forth on the Disclosure Schedule, Section 5.15, the Transferred Subsidiaries have timely filed with the appropriate taxing authorities all Tax Returns required to be filed by them and have timely paid all Taxes owed by them.  All Tax Returns filed by each Transferred Subsidiary are correct and complete in all material respects.  None of the Transferred Subsidiaries currently is the beneficiary of any extension of time to file any such Tax Return.

b.                  There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Transferred Shares or the assets of the Transferred Subsidiaries.  Except as set forth on the Disclosure Schedule, Section 5.15, none of the assets of the Transferred Subsidiaries or the Transferred Shares is property that is required to be treated for Tax purposes as being owned by any Person other than Seller or another Transferred Subsidiary.

c.                   All Taxes that any Transferred Subsidiary is required by law to withhold or collect for all periods ending on or prior to the Closing Date have been withheld or collected, and such Transferred Subsidiary has timely paid all such Taxes due any Governmental Authority.

d.                  No Transferred Subsidiary has received any written notice from a taxing authority in a jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction.

e.                   The transactions contemplated herein are not subject to the Tax withholding provisions of the Code or of any other Tax withholding provisions under any Legal Requirement.

f.                    Except as set forth on the Disclosure Schedule, Section 5.15, there are currently no deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Authority, there is no audit or Proceeding, now pending, or to the Knowledge of Seller, in process or Threatened relating to Taxes of any Transferred Subsidiary, and no extension or waiver of a statute of limitations relating to Taxes of any Transferred Subsidiary is in effect.

g.                   There are no Tax sharing, indemnity, allocation or similar agreements in effect as between any Transferred Subsidiary (or any predecessor thereof) and any other Person.  The Transferred Subsidiaries have no contractual obligations to indemnify any other Person with respect to Taxes.

h.                   No Transferred Subsidiary has, or has had within the five year period preceding the Closing Date, a United States Real Property Interest, as defined under Code Section 897.

i.                     Except as set forth on the Disclosure Schedule, Section 5.15, no Transferred Subsidiary (i) has been engaged in a United States trade or business for federal income tax purposes; (ii) has been a passive foreign investment company within the meaning of the Code, (iii) has consented at any time under any foreign tax provision similar to Code Section 341(f)(1) to have provisions similar to Code Section 341(f)(2) apply to any disposition of the Transferred Subsidiary's assets, (iv) has agreed, or is required, under any foreign tax provision similar to Code Section 481(a) to make any adjustment by reason of a change in accounting method or otherwise; and (iv) has participated in or cooperated with an international boycott or has been requested to do so in connection with any transaction or proposed transaction.

j.                    None of the Transferred Subsidiaries has an investment in "United States property" for purposes of Code Section 956.

k.                  Other than the Project Agreement (including amendments executed on December 19, 1995 and June 14, 1996), and the Fiscal Incentives Order, none of the Transferred Subsidiaries, Seller, any of Seller's Affiliates, or, to Seller's Knowledge, any other Affiliates of any of the Transferred Subsidiaries has requested or received any ruling from any Governmental Authority, or signed any binding agreement with any Governmental Authority (including, without limitation, any advance pricing agreement), that would impact the amount of Tax liability of any Transferred Subsidiary after the Closing Date.

l.                     None of the Transferred Subsidiaries will be required to recognize for Tax purposes in a Post-Closing Tax Period any income or gain which would otherwise have been required to be recognized under the accrual method of accounting in a Pre-Closing Tax Period as a result of Seller or the Transferred Subsidiaries making a change in method of accounting or otherwise deferring the recognition of income or gain to a Post-Closing Tax Period.

m.                 All of the Transferred Subsidiaries (other than LLC, FMCL and FBVI) have made valid elections to be treated as pass-through entities by filing Forms 8832 with the appropriate IRS office.

n.                   DCBSRL has maintained valid licenses as exempt SRLs from their date of organization to the Closing Date.

5.16          Employee Matters

.  A complete and accurate list of all Facility Employees on the date indicated therein is set forth on the Disclosure Schedule, Section 5.16, and a complete and accurate list of all Facility Employees as of the Closing Date will be set forth on such section of the Disclosure Schedule on the Closing Date.  Except as set forth in the Disclosure Schedule, Section 5.16 and except as will not have a Material Adverse Effect:

  a.                   With respect to the Facility Employees, each Transferred Subsidiary (i) is in compliance with all applicable Legal Requirements representing labor and employment, occupational safety and statutory deductions from salaries (ii) has not committed any unfair labor practices or industrial offenses (iii) does not have a recognized majority union and consequently is not party to any collective bargaining agreement nor, to Seller's Knowledge, is there any trade union seeking to represent the Facility Employees and (iv) there is no pending or, to the Knowledge of Seller, Threatened claims, trade disputes or controversies regarding employment, terms of employment or termination of employment including, but not limited to, any claims for unpaid wages, harassment or workmen's compensation.

b.                  All employee benefit plans (as defined in Section 3(3) of ERISA), including FMCL's retirement annuity plan (the "FMCL Annuity Plan"), in which Facility Employees participate (each an "Employee Benefit Plan") have been maintained in compliance with its terms and all provisions applicable thereto and in consonance with the regulations of the Board of Inland Revenue applicable thereto and in compliance with all Legal Requirements.  A complete and accurate listing of all Employee Benefit Plans is set forth on the Disclosure Schedule, Section 5.16(b). The FMCL Annuity Plan is approved by the Board of Inland Revenue and Seller has no Knowledge of any facts which would indicate that the approved status of such a Plan has been Threatened.

c.                   None of Seller, the Transferred Subsidiaries, or, to Seller's Knowledge, any other Affiliates of any of the Transferred Subsidiaries, has  entered into any service agreement, employment contract or arrangement (written or oral) with any Facility Employee other than those set out in the Disclosure Schedule, Section 5.16(c)(1).  Seller and the Transferred Subsidiaries have no obligation (whether of a legal nature or otherwise) to pay any termination benefits in to any former employee nor any termination obligations which will arise at any time in the future in respect of any Facility Employees, other than under the FMCL Annuity Plan, the particulars of which obligations are set out for each participating Facility Employee in the Disclosure Schedule, Section 5.16(c)(2).

d.                  The Transferred Subsidiaries do not have any contingent liability to pay compensation for loss of employment to any employee of a Transferred Subsidiary in accordance with the Retrenchment and Severance Benefits Act of 1985 or any other Legal Requirement.  To Seller's Knowledge, there are no facts or circumstances that will give rise to a liability under the Retrenchment and Severance Benefits Act of 1985 or any other Legal Requirement as a consequence of effectuating this Agreement.

e.                   Seller and the Transferred Subsidiaries have no obligation (whether of a legal nature or otherwise) to pay any compensation, benefits, remuneration or other consideration of any form to any Facility Employee as a consequence of effectuating this Agreement.

f.                    All contributions, payments or remittances which are due to be made by the Transferred Subsidiaries in respect of any Employee Benefit Plan covering Facility Employees have been made in full for the period up to Closing.

5.17          Intellectual Property

.  The Intellectual Property owned by the Transferred Subsidiaries, together with the Licensed Intellectual Property identified in the Disclosure Schedule, Section 5.17, constitute all the Intellectual Property rights used by the Transferred Subsidiaries in the operation of the Business as currently conducted and constitute all Intellectual Property necessary to conduct the Business after the Closing in substantially the same manner as conducted by the Transferred Subsidiaries prior to Closing.  Except as will not have a Material Adverse Effect, the products used, manufactured, marketed, sold or licensed by any Transferred Subsidiary in connection with the Business, and all Intellectual Property (other than Licensed Intellectual Property) used in the conduct of the Business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.  Except as will not have a Material Adverse Effect, Seller has no Knowledge of any Licensed Intellectual Property used in the conduct of the Business as currently conducted, that infringes upon, violates or constitutes the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

5.18          Contracts and Cure Amounts

.  The Disclosure Schedule, Section 5.18contains a complete and accurate list of all of the following Contracts to which any of the Transferred Subsidiaries is a party or by which any of the assets of Seller or any of the Transferred Subsidiaries related to the Business are bound (collectively, together with the Off-Take Agreement and the Executory Contracts, the "Scheduled Contracts"), (i) Contracts pertaining to the borrowing of money; (ii) Contracts creating guaranties; (iii) Contracts relating to any single capital expenditure in excess of $100,000; (iv) Contracts for the purchase or sale of real property, any business or line of business or for any merger or consolidation; (v) joint venture, limited liability company or partnership agreements; (vi) Leases; (vii) written agreements with Facility Employees or oral agreements with Facility Employees in excess of $50,000; (viii) collective bargaining agreements; (ix) Contracts that individually require by their respective terms after the date hereof the payment or receipt of more than $100,000 during any 12-month period, or $500,000 in the aggregate; (x) material licenses with respect to the Licensed Intellectual Property; (xi) Contracts limiting the freedom of any of the Transferred Subsidiaries from engaging in any line of business in any geographic area or to compete with any Person; and (xii) Contracts which are not terminable by the applicable Transferred Subsidiaries within one year of the Closing Date.  Except as set forth on the Disclosure Schedule, Section 5.18, (i) each Transferred Subsidiary, and to Seller's Knowledge, each other Person that has any obligation or liability under any Scheduled Contract is, and at all times since June 30, 2002 has been, in compliance with all applicable terms and requirements of each such Scheduled Contract, (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Transferred Subsidiary or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Scheduled Contract, (iii) there has not been any amendment or modification to any Scheduled Contract, except to the extent such amendment or modification has been previously provided to Buyer, and (iv) the Scheduled Contracts have not been assigned in any manner.  No Transferred Subsidiary has given or received from any other Person, at any time since June 30, 2002 any written notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Scheduled Contract and, to the Knowledge of Seller, no such violation, breach or default under any Scheduled Contract has been Threatened.  Each Scheduled Contract is in full force and effect, is valid and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy and creditors rights laws, and, except as set forth on the Disclosure Schedule, Section 5.18, the consummation of the transactions contemplated by this Agreement (including the assignment of the Off-Take Agreement and the Executory Contracts) does not require the consent of or notice to any Person.  There are no negotiations of, outstanding rights to renegotiate, or, to Seller's Knowledge, attempts to renegotiate any material amounts paid or payable to any Transferred Subsidiary under any Scheduled Contracts.  The aggregate amount of all Cure Amounts, and the parties to whom such Cure Amounts are owed, as of the date hereof, are as set forth on the Disclosure Schedule, Section 5.18.

5.19          No Changes; Conduct of Business

.  Except as set forth in the Disclosure Schedule, Section 5.19, since June 30, 2002, the operations and affairs of the Business have been conducted in the ordinary course of business, and there has been no event or change which has had or could reasonably be expected to have a Material Adverse Effect.

5.20          Fiscal Incentives Order

.  To the Knowledge of Seller, FMCL is in compliance with the Fiscal Incentives (Farmland MissChem Limited) Order 1996, including without limitation, compliance with Article 4 of the Order and the First Schedule labeled "Minimum Manufacturing Processes."

5.21          Books and Records of the Transferred Subsidiaries

.  To Seller's Knowledge, Seller has provided or made available to Buyer all books and records related to the Transferred Subsidiaries and the operations, assets and properties of the Business.

5.22          Accuracy of Statements

.  To Seller's Knowledge, no representation, warranty or other statement made by Seller to Buyer in this Agreement or any statement, certificate or schedule furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.  Seller has no Knowledge of any fact that has specific application to any Transferred Subsidiary that may have a Material Adverse Effect that has not been set forth in this Agreement.

SECTION 6.     REPRESENTATION AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

6.1              Authorization for Agreement and Consents

.  Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Buyer.  Subject to Bankruptcy Court approval, this Agreement constitutes, and, when executed by Buyer, any documents or instruments to be executed and delivered by Buyer pursuant hereto will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

6.2              Organization

.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has the corporate power and authority to own, use, and operate its properties and to carry on its business as it is now being conducted.

6.3              No Violation

.  The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the Organizational Documents of Buyer or any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, or court order, judgment or decree to which Buyer is bound.

6.4              Finder's Fees

.  No Person is entitled to any brokerage, financial advisory, finder's, or similar fee or commission payable by Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

6.5              No Litigation

.  No Proceeding is pending or, to Buyer's Knowledge, has been Threatened by or against Buyer which would materially and adversely affect the ability of Buyer to consummate the transaction provided for in this Agreement.

6.6              No Financing Contingency

.  Buyer has cash reserves or availability under existing credit facilities to pay the Purchase Price in cash to Seller on the Closing Date without new debt or equity financing.  Buyer's obligations hereunder are not contingent upon procuring financing for the transaction contemplated hereunder.

SECTION 7.     COVENANTS.

7.1              Seller's Chapter 11 Bankruptcy Case.

a.                   This Agreement and the transactions contemplated hereby are contingent upon the approval and authorization of the Bankruptcy Court.  Seller shall file a motion (the "Sale Motion") within two (2) Business Days after the date hereof to seek approval by the Bankruptcy Court of: (1) at a first hearing, the Auction and Bid Procedures attached hereto as Schedule 7.1(a)(1) and (2) at a second hearing, the sale contemplated hereby (subject only to said Auction and Bid Procedures).  Seller shall use its Best Efforts to obtain the entry of the order approving the Auction and Bid Procedures in the form attached hereto as Schedule 7.1(a)(2) (the "Bid Protection Order") on or before February 28, 2003.  Seller shall use its Best Efforts to obtain the entry of the Sale Order in the form attached hereto as Schedule 7.1(a)(3) on or before April 18, 2003.

b.                  Seller shall provide notice of the Sale Motion to every Person with an interest in the Transferred Shares and every Person  requested by Buyer, in accordance with the notice provisions of the Bankruptcy Code, including, without limitation, any applicable state taxing authority.  Seller shall advise Buyer of any written objections filed with the Bankruptcy Court to this Agreement.

7.2              Access

.  From and after the date of this Agreement until the Closing Date, Seller shall and shall cause the Transferred Subsidiaries to give Buyer and its employees, agents and authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such employees, records, and assets of or relating to the Transferred Subsidiaries or the Business, as are necessary to allow Buyer and its employees, agents and authorized representatives to make such inspections, to interview or confer with officers, employees, agents and representatives of the Seller and the Transferred Subsidiaries Buyer believes are necessary and appropriate with respect to the assets of the Transferred Subsidiaries or the Business.  Seller shall have the right to have a representative present at all times of any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of a Transferred Subsidiary.  Additionally, all records provided to Buyer pursuant to this section will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement. Upon Buyer's request, Seller shall, or shall cause the Transferred Subsidiaries to, provide to Buyer such information regarding the Facility Employees as Buyer may reasonably request, including without limitation, the Facility Employees' addresses, dates of birth, dates of hire, and dependent information.  Buyer, however, shall not be entitled access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee's reasonable expectation of privacy.  Buyer expressly acknowledges that nothing in this Section 7.2 is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

7.3              HSR Act

.  If filings pursuant to and under the HSR Act or any similar act or law of any applicable foreign jurisdiction are required in connection with the consummation of the transactions contemplated by this Agreement,  Seller and Buyer will promptly compile and file (or will cause its "ultimate parent entity" (as determined for purposes of the HSR Act) to file) under the HSR Act or such other act or law such information respecting such party as the HSR Act or such other act or law requires; provided, however, that Buyer shall not be required to (i) comply with a "second request", if Buyer's cost of compliance with such request would reasonably be expected to exceed $250,000, in the aggregate, unless Seller and Buyer have entered into an agreement with respect to Seller's advancement of Buyer's costs in excess of $250,000 and such agreement has been approved by the Bankruptcy Court, (ii) divest any of the assets of (A) Buyer, (B) any Affiliate of Buyer, or (C) the Transferred Subsidiaries, or (iii) enter into a consent order or decree with respect to such HSR filing.  HSR filing fees required by the HSR Act shall be paid by Buyer; provided, however, that, in no event shall Buyer be required to make any filing pursuant to the HSR Act which requires the payment by Buyer of any additional (or duplicate) HSR filing fee.

7.4              Consents

.  Seller shall use Best Efforts to obtain all approvals, consents, ratifications, waivers, or authorizations if any, of any Person not a party to this Agreement which are required to (i) transfer the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement to Buyer, (ii) continue to vest title in the assets of the Transferred Subsidiaries in the Transferred Subsidiaries, or (iii) permit the Transferred Subsidiaries to continue to operate the Business without a default under, or breach, termination or acceleration of, any property right, Lease or Contract (collectively, the "Required Consents").  Buyer shall cooperate with Seller to obtain all Required Consents.  Seller shall advise Buyer promptly in writing with respect to any Lease, Contract or other property right which it knows or has reason to believe will not receive any Required Consent.

7.5              Conduct of the Business Pending Closing.

a.                   Subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code, Seller shall cause the Transferred Subsidiaries to use all commercially reasonable efforts to conduct the Business in the ordinary course of business.  Seller shall cause the Transferred Subsidiaries to use all commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement.  Seller shall also cause the Transferred Subsidiaries to maintain their assets in a state of repair and condition that complies with all Legal Requirements and is consistent with the ordinary course of business.  Except as otherwise contemplated under this Agreement, from the date hereof until the Closing Date, without the prior written consent of Buyer:

(i)Seller shall cause the Transferred Subsidiaries not to adopt or propose any change in its Organizational Documents;

(ii)Seller shall cause the Transferred Subsidiaries not to declare, set aside, or pay any dividend, interest or other distribution with respect to any of its Equity Interests, or split, combine, or reclassify any of its Equity Interests, or repurchase, redeem, or otherwise acquire any of its Equity Interests;

(iii)Seller shall cause the Transferred Subsidiaries not to merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(iv)Seller shall not and shall cause the Transferred Subsidiaries not to lease, license, or otherwise surrender, relinquish, encumber, or dispose of any assets of the Transferred Subsidiaries other than dispositions of current assets (as defined under GAAP) in the ordinary course of business;

(v)Seller shall use its Best Efforts to cause the Transferred Subsidiaries not to change any method of accounting or accounting practice used by it, except for any change required by GAAP;

(vi)Seller shall not and shall use its Best Efforts to cause the Transferred Subsidiaries not to establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any Employee Benefit Plan or otherwise increase the compensation payable to any Facility Employees, except in accordance with existing plans and agreements consistent with past practice, or establish, adopt or enter into any collective bargaining agreement, service agreement, employment contract or related agreement (written or oral) with any Facility Employee, or modify or amend any agreements contained in the Disclosure Schedule, Section 5.16(c)(1);

(vii)Seller shall not and shall cause the Transferred Subsidiaries not to take any action or omit to take any action which could reasonably be expected to cause the number of Facility Employees on the date hereof to decrease significantly;

(viii)Seller shall use its Best Efforts to cause the Transferred Subsidiaries not to obtain any rulings or make any elections with respect to Taxes, or enter into any agreements with any Taxing Authority; and

(ix)Seller shall not and shall cause the Transferred Subsidiaries not to agree or commit to do any of the foregoing.

b.                  Seller shall not, and shall use its Best Efforts to cause the Transferred Subsidiaries not to, except to the extent necessary to comply with the requirements of applicable Legal Requirements, (i) take, agree, or commit to take, any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect on the Closing Date, or (iii) take, agree, or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Section 9 not being satisfied.

7.6              Public Announcements

.  Buyer, on the one hand, and Seller, on the other hand, agree that they will not issue any press release or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or the Bankruptcy Court.

7.7              Exclusivity

.  From the date of this Agreement through the date on which the Bid Protection Order has been entered by the Bankruptcy Court, none of Seller, Seller's Affiliates or any of their respective agents or representatives shall, directly or indirectly, enter into, solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Buyer and its representatives, concerning any such Person becoming the Lead Bidder in place of Buyer for the purchase of all or any portion of the Business, the Transferred Subsidiaries or the assets thereof.  Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Buyer) concerning any such Person becoming the Lead Bidder in place of Buyer, or the provision by Seller or its Affiliates or any of their respective representatives of information to any Person (other than Buyer) regarding any such Person becoming the Lead Bidder in place of Buyer.

7.8              Financial Statements

.  From the date of this Agreement through the Closing Date, within twenty (20) days after the end of each applicable calendar month, Sellershall provide Buyer with copies of (i) FMCL's and LLC's financial statements prepared in accordance with past practice for each calendar month ending subsequent to December, 2002 (the "Supplemental Financial Statements"), prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that such Supplemental Financial Statements may not include footnotes and shall be subject to nonmaterial recurring year-end adjustments) and (ii) monthly plant operating summaries for each calendar month ending subsequent to December, 2002 (the financial statements set forth therein being referred to herein as the "Supplemental Operating Summaries"), prepared on a basis consistent with FMCL's historically prepared operating summaries.

7.9              IRS Form 8883

.  In the event that Buyer makes a Section 338 Election with respect to the Equity Interests in FBVI, Seller shall timely file IRS Form 8883 (including any supplemental forms), prepared consistent with Section 3.2(b) hereof, with the Internal Revenue Service with its federal income Tax Return for the tax period which includes the Closing Date (or as otherwise may be required by law).

7.10          Rights of First Refusal

.  From the date of this Agreement through the Closing Date, neither Buyer nor any Affiliate of Buyer shall exercise any right or option to purchase or any right of first refusal with respect to the Transferred Shares which arises or exists outside of the terms of this Agreement.

7.11          Assignment and Assumption

.  Seller will take all commercially reasonable actions necessary to assign to Buyer all of Seller's rights and obligations under the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement and Buyer will take all actions necessary to assume Seller's rights, obligations, and liabilities under the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement.

7.12          Termination of Agreements

.  Except with respect to the Off-Take Agreement and the Executory Contracts, Seller shall and shall cause each applicable Transferred Subsidiary to terminate all agreements between Seller and such Transferred Subsidiary on or prior to the Closing Date.

7.13          Advances to Transferred Subsidiaries

.  Except as otherwise set forth in this Agreement, immediately prior to the Closing, Seller shall cause all intercompany advances or loans owed by any of the Transferred Subsidiaries to Seller or any of its Affiliates (other than another Transferred Subsidiary) to be deemed discharged by way of capital contribution to such Transferred Subsidiaries.  This Section 7.13 shall not be interpreted to alter any right or obligation of FMCL under the Off-Take Agreement.

7.14          Recovery of Insurance Proceeds

.  Within ten (10) Business Days of FMCL's recovery of proceeds from American Life and General Insurance Company (Trinidad & Tobago) Limited with respect to the insurance claim which is the subject of American Life and General Insurance Company (Trinidad & Tobago) Limited v. Farmland MissChem Limited in the High Court of Justice, H.C.A. No. 2706 of 2002, Buyer shall pay to Seller, by wire transfer of immediately available funds to such account as Seller shall designate, one-quarter (1/4) of the amount of such recovery, net of attorneys fees, costs and expenses related to such claim or recovery.

7.15          Spare Parts Arrangement

.  If, within one (1) year following the Closing Date, FMCL receives any payment pursuant to a Spare Parts Agreement, then, within ten (10) Business Days of FMCL's receipt of such payment, Buyer shall pay to Seller, by wire transfer of immediately available funds to such account as Seller shall designate, one-quarter (1/4) of any such payment received by FMCL.

SECTION 8.     TAX MATTERS.

8.1              Sales and Transfer Taxes

.  Seller shall be responsible for and agrees to pay when due all sales, use, value added, documentary, stamp, gross receipts, transfer, conveyance, excise, real estate recording and other similar Taxes and fees (collectively, "Transfer Taxes") arising out of the transfer of the Transferred Shares by Seller and the other transactions contemplated herein.  Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, if any, provided that Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of Buyer under applicable law.  Buyer's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Buyer shall reasonably cooperate with Seller in procuring any available exemptions from any Transfer Taxes and shall reasonably cooperate in procuring any documentation that may be necessary to establish any such exemption.

8.2              Cooperation on Tax Matters

.  After the Closing, Seller will cooperate with Buyer, and Buyer will cooperate with Seller, to the extent necessary in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so reasonably requests and will provide the cooperation of its employees and auditors.  Seller will reasonably cooperate with Buyer and Buyer will reasonably cooperate with Seller in connection with any Tax investigation, audit or other Proceeding.  Following the Closing, Buyer shall control any Tax investigations, audits or other Proceedings; provided, however, that if such investigations, audits or Proceedings could reasonably be expected to result in any material liability to Seller or any of Seller's Affiliates, Seller may participate in such investigations, audits or other Proceedings.

8.3              Tax Returns.

a.                   Seller shall prepare or cause to be prepared and Buyer shall file or cause to be filed all Tax Returns for the Transferred Subsidiaries (other than FMCL and LLC) for all Pre-Closing Tax Periods which are filed after the Closing Date.  Seller shall permit Buyer to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.

b.                  With respect to any Tax Return covering a Straddle Period with respect to any of the Transferred Subsidiaries (other than FMCL and LLC), Buyer shall cause each such Tax Return to be prepared, and at least thirty (30) days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Seller.  Buyer shall permit Seller to review and comment on each such Tax Return and shall consider such revisions to each such Tax Return as reasonably requested by Seller.  Buyer shall timely file each such Tax Return with the appropriate taxing authority, and, except as provided in Section 12.4, shall be responsible for the timely payment of all Taxes due with respect to the period covered by each such Tax Return.

c.                   Any Tax Return to be prepared pursuant to the provisions of Section 8.3(a) or (b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for inconsistencies required by changes in law or fact.

8.4              Section 338 Election

.  The parties acknowledge that Buyer may, at Buyer's sole option, make elections under Section 338(g) of the Code and any similar elections under state, local or foreign law (a "Section 338 Election") with respect to Buyer's purchase of the Transferred Subsidiaries.  The parties hereto shall report the transaction consistent with any such Section 338 Election and hereby agree not to take any action that could cause such Section 338 Election to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, foreign or local tax provision).

SECTION 9.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

The obligations of Buyer hereunder are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Buyer, unless such a waiver is prohibited by law).

9.1              Representations and Warranties True.

a.                   The representations and warranties made by Seller in this Agreement that are qualified by materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement (unless Seller has cured such breach of such representation or warranty within ten (10) Business Days of Buyer's delivery of notice to Seller regarding such breach) and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of such dates, and Buyer shall have received a certificate signed by an officer of Seller as to the satisfaction of this condition.

b.                  Notwithstanding the foregoing subsection (a), the representations and warranties made by Seller in Section 5.4, 5.13 and 5.14 of this Agreement shall have been and shall be true and correct in all respects, in each case as of the date of this Agreement (unless Seller has cured such breach of representation or warranty within ten (10) Business Days of Buyer's delivery of notice to Seller regarding such breach) and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of such dates, without regard to qualifications as to Knowledge, materiality or Material Adverse Effect contained in such representations and warranties, except for any breach of any of the representations or warranties made by Seller in Section 5.4, 5.13, or 5.14 of this Agreement which would not result in (i) Damages or Lost Profits of greater than $500,000, individually or in the aggregate, (ii) criminal liability to any party, or (iii) Damages or Lost Profits of greater than $500,000, individually or in the aggregate, arising out of the shut-down of any of the facilities of the Transferred Subsidiaries or the interruption of the Transferred Subsidiary's production of ammonia at any such facility, except for those shut-downs or interruptions set forth in the Disclosure Schedule, Section 5.8.  Buyer shall have received a certificate signed by an officer of Seller as to the satisfaction of this condition.

9.2              Compliance with Agreement

.  Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date (including the deliveries contemplated by Section 4.2) and Buyer shall have received a certificate signed by an officer of Seller as to the satisfaction of this condition.

9.3              Bankruptcy Court Approval

.  The Bankruptcy Court shall have entered (i) the Bid Protection Order, with Auction and Bid Procedures in the form attached hereto as Schedule 7.1(a)(1), orwith such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion, and (ii) the Sale Order, in the form attached hereto as Schedule 7.1(a)(3), or with such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion, and the Sale Order and Bid Protection Order shall not have been reversed, stayed, modified, or amended in any manner adverse to Buyer, and the Sale Order shall have become a Final Sale Order.

9.4              HSR Act

.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any similar act or law of any applicable foreign jurisdiction shall have expired or been terminated, and no action shall have been instituted by any Governmental Authority challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement, which action shall not have been withdrawn or terminated without requiring Buyer or any of its Affiliates to (i) comply with a "second request", if Buyer's cost of compliance with such request would reasonably be expected to exceed $250,000, in the aggregate, unless Seller and Buyer have entered into an agreement with respect to Seller's advancement of Buyer's costs in excess of $250,000 and such agreement has been approved by the Bankruptcy Court, (ii) divest any of the assets of Buyer, any Affiliate of Buyer, or the Transferred Subsidiaries, or (iii) to enter into a consent order or decree with respect to such HSR filing.

9.5              No Order

.  No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and no claim, action, suit, arbitration, inquiry, Proceeding or investigation (each, an "Action") shall have been commenced by or before any Governmental Authority or arbitrator against Buyer or Seller, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 9.5 shall not apply if Buyer has directly solicited or encouraged any such Action.

9.6              Consents and Approvals

.  Seller shall have obtained and delivered to Buyer any and all Required Consents.

9.7              No Material Adverse Effect

.  Since the date of this Agreement, there shall have been no change in the Business or the assets of the Transferred Subsidiaries and no other event or occurrence shall have taken place which has had or could reasonably be expected to have a Material Adverse Effect.

9.8              No Casualty Loss

.  No Casualty Loss shall have occurred.

9.9              Assignment and Assumption

.  Seller shall have delivered to Buyer one or more assignment agreements executed by Seller assigning to Buyer all of Seller's rights and obligations arising under the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement.

9.10          Resignations

.  Those directors and officers of the Transferred Subsidiaries who were nominated by Seller or any of the Transferred Subsidiaries shall have resigned or have been removed in favor of nominees of Buyer effective as of the Closing.

SECTION 10.CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

The obligations of Seller hereunder are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Seller, unless such a waiver is prohibited by law).

10.1          Representations and Warranties True

.  The representations and warranties made by Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of such dates, and Seller shall have received a certificate signed by an officer of Buyer as to the satisfaction of this condition.

10.2          Compliance with Agreement

.  Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer as to the satisfaction of this condition.

10.3          HSR Act

.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any similar act or law of any applicable foreign jurisdiction shall have expired or been terminated, and no action shall have been instituted by any Governmental Authority challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement, which action shall not have been withdrawn or terminated.

10.4          No Order

.  No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and no Action shall have been commenced by or before any Governmental Authority or arbitrator against Buyer or Seller, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 10.4 shall not apply if Seller has directly solicited or encouraged any such Action.

10.5          Bankruptcy Court Approval

.  The Sale Order shall have been entered by the Bankruptcy Court, and shall have become a Final Sale Order.

10.6          Assignment and Assumption

.  Buyer shall have delivered to Seller an agreement executed by Buyer assuming all of Seller's rights and obligations under the Off-Take Agreement and the Executory Contracts.

SECTION 11.POST CLOSING.

11.1          Further Assurances

.  Each party shall, from time to time at the reasonable request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification, and termination, and take such other action as the party making the request may reasonably require to effectuate the intentions of the parties, including those required to sell, transfer, convey and assign to, and vest in Buyer, and to place Buyer in possession of the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement, and to transfer, assign, or convey the Excluded Assets to Seller.  Seller intends to convey the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement and the LLC Agreement at Closing; provided, however, if it is determined after Closing that:  (a) any of the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement or the LLC Agreement were not in fact conveyed to Buyer, and that the Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement or the LLC Agreement are incorrectly held in the name of Seller, or (b) any Excluded Asset was not conveyed to Seller and that the title to such Excluded Asset is incorrectly in the name of Buyer or a Transferred Subsidiary, then each party shall take all such action necessary to promptly and correctly convey any Transferred Shares, the Off-Take Agreement, the Executory Contracts, the Shareholders Agreement or the LLC Agreement to Buyer, or any part of the Excluded Assets to Seller.

11.2          Books and Records; Personnel

.  Except in the ordinary course of business of such party regarding its own general records or in compliance with such party's general record retention policies, until the seventh anniversary of the Closing Date, Buyer and Seller will maintain all books and records, including electronic and computerized records, that relate to the pre-Closing business, operations, assets and properties related to the Business, and shall give each other party full and complete access during regular business hours to all such books, records, and personnel to the extent reasonably required to enable such other party to satisfy its respective obligations hereunder or under applicable law. In addition to the foregoing, neither Seller nor Buyer shall, without ninety (90) days prior written notification (a "Destruction Notice") to the other, destroy any pre-Closing books and records, including electronic and computerized records, related to the Business, unless such destruction is to occur in the ordinary course of business of the party destroying such books and records, or in compliance with such party's general record retention policies.  Following receipt of a Destruction Notice, if Seller or Buyer, as applicable, advises the otherparty in writing within such ninety (90) day period, the applicable party will promptly deliver the applicable books and records to the other.

11.3          Seller's Name

.  To the extent trademarks, service marks, brand names, logos or trade, corporate or business names of Seller or any of Seller's Affiliates related to the Business ("Business Intellectual Property") are not included in the assets of the Transferred Subsidiaries, Seller hereby grants to Buyer a non-exclusive, nontransferable, non-sublicensable (except to Buyer's Affiliates) license to use the Business Intellectual Property in such countries as Seller or its Affiliates, as applicable, have rights in such Business Intellectual Property, solely in connection with Buyer's operation of the Business, including in connection with the marketing and sale of products and services of the Business.  Such license shall terminate forty-five (45) days after the effective date of any properly authorized name change with respect to FMCL.

SECTION 12.INDEMNIFICATION

12.1          Indemnification by Seller

.  From and after the Closing, to the fullest extent permitted by law, Seller shall indemnify, defend and hold Buyer, any Affiliates of Buyer, and their respective shareholders, partners, officers, directors, members, representatives, managers, employees, agents and assigns (each, a "Buyer Indemnified Party") harmless, from and against any and all Damages incurred by any Buyer Indemnified Party in connection with or arising or resulting from any one or more of the following:

a.                   any misrepresentation or breach of any representation or warranty, without regard to qualifications as to Knowledge, materiality or Material Adverse Effect contained in such representations and warranties (except with respect to such qualification contained in Section 5.19), or nonfulfillment of any covenant or obligation of Seller under this Agreement or any misrepresentation in any statement, document, schedule, exhibit or certificate furnished or to be furnished to Buyer pursuant to this Agreement;

b.                  any failure by Seller or any Transferred Subsidiary to comply with any applicable transfer laws or similar laws, and any claims against Buyer by creditors of Seller or any Affiliate of Seller (except with respect to the Assumed Liabilities);

c.                   the possession, ownership, use, or operation of the Transferred Shares, the Business or the assets of the Transferred Subsidiaries prior to the Closing Time (except that Seller shall have no duty to indemnify under this Section 12.1(c) with respect to any Environmental Claim, which is covered exclusively by the provisions of Section 12.1(d));

d.                  the following environmental matters (herein "Environmental Claim(s)"):

(i)                  any Environmental Condition existing prior to the Closing Time, at, on or under or arising or emanating from any of the Real Property, from the property underlying the Real Property, or arising out of, based on or occurring in connection with the Business on or prior to the Closing Time, whether known or unknown as of the Closing Time, including but not limited to any loss, property damage, natural resource damage, injury to, or death of any third-party arising therefrom;

(ii)                payment of penalties and fines, including any costs of investigation or defense, assessed or imposed by any Governmental Authority arising out of or related to any

Environmental Condition existing prior to the Closing Time;and

(iii)               any Damages that arise, directly or indirectly, from the Release, generation, use, presence, storage, treatment and/or recycling of any Hazardous Materials or from the operation of Business or the assets of the Transferred Subsidiaries prior to the Closing Time, or by a third party if any such Hazardous Materials were generated or used by Seller or any Transferred Subsidiary, including but not limited to any Damages arising from Hazardous Materials that have been transported or otherwise removed from any of the assets of any of the Transferred Subsidiaries to an offsite location prior to Closing Time and/or Released from such offsite location at any time;

e.                   the Excluded Assets;

f.                    all liabilities and obligations of Seller other than the Assumed Liabilities; and

g.                   the enforcement of indemnification rights under this Section 12.1.

12.2          Indemnification by Buyer

.  From and after Closing, and to the fullest extent permitted by law, Buyer agrees to indemnify, defend and hold Seller and its Affiliates, shareholders, partners, officers, directors, managers, representatives, employees, agents and assigns (each, a "Seller Indemnified Party") harmless, from and against any and all Damages incurred by any Seller Indemnified Party in connection with or arising or resulting from any one or more of the following:

a.                   any misrepresentation or breach of any representation or warranty, or nonfulfillment of any covenant or obligation of Buyer under this Agreement or any misrepresentation in any statement, document or certificate furnished or to be furnished to Seller pursuant to this Agreement;

b.                  any Environmental Condition at, on or under or arising or emanating from any of the assets of any Transferred Subsidiary solely arising from Buyer's or such Transferred Subsidiary's possession, ownership, use, or operation of the assets of the Transferred Subsidiaries after the Closing Time, including any loss, property damage, injury to, or death of any third-party arising therefrom;

c.                   solely arising from Buyer's possession, ownership, use or operation of the Transferred Shares, the Business or the assets of the Transferred Subsidiaries after the Closing Time (except that Buyer shall have no duty to indemnify under this Section 12.2(c) with respect to any Environmental Condition, which is covered exclusively by the provisions of Section 12.2(b));

d.                  the enforcement of indemnification rights under this Section 12.2; and

e.                   the Assumed Liabilities.

12.3          Indemnification Procedures

.  If any Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") receives notice of any claim or the commencement of any Proceeding by any Person other than the parties to this Agreement or their Affiliates (a "Third Party Claim") with respect to which another party (each, an "Indemnifying Party") is obligated to indemnify pursuant to Sections 12.1, 12.2, or 12.4 the Indemnified Party shall promptly give the Indemnifying Party or Parties written notice thereof.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of Damages that has been or may be sustained by the Indemnified Party in connection therewith.  In the event of a Third Party Claim, the Indemnified Party shall be entitled to assume and control the defense of such Third Party Claim and to appoint counsel of the Indemnified Party's choice at the reasonable expense of the Indemnifying Party to represent the Indemnified Party in connection with such Third Party Claim.  The Indemnifying Party shall cooperate with the Indemnified Party and its counsel and be allowed to participate in such defense and, at the Indemnifying Party's reasonable expense, make available to the Indemnified Party all witnesses, records, materials, and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as may be reasonably requested by the Indemnified Party, and in contesting any claim, demand or Proceeding which the Indemnified Party defends, or, if appropriate and related to the claim, demand or Proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.  The Indemnified Party or its counsel shall keep the Indemnifying Party reasonably and periodically informed as to the status of the Third Party Claim.  The Indemnified Party shall not, without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim if, (i) in connection with the settlement or compromise of such Third Party Claim, the amount of Damages and other costs of the Indemnified Party, together with all such Damages for which the Indemnifying Party has already indemnified the Indemnified Party, will not exceed, in the aggregate, the Indemnification Holdback, or (ii) the settlement or compromise of such Third Party Claim would otherwise have a material non-monetary adverse effect on the Indemnifying Party.

12.4          Tax Indemnification.

a.                   Following the Closing, Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless from (i) any and all Damages with respect to Taxes of the Transferred Subsidiaries for all Pre-Closing Tax Periods and (ii) any and all Damages arising out of, resulting from or incident to any breach by Seller of any representation or warranty in Section 5.15 or nonfulfillment of any covenant or obligation of Seller in Section 8, except to the extent that any such Damages are otherwise indemnified pursuant to the foregoing clause (i).

b.                  Following the Closing, Buyer shall indemnify, defend and hold the Seller Indemnified Parties harmless from (i) all liability for Taxes of the Transferred

Subsidiaries for all Post-Closing Tax Periods and (ii) any and all Damages arising out of, resulting from or incident to any breach by Buyer of any covenant or obligation of Buyer in Section 8, except to the extent that any such Damages are otherwise indemnified pursuant to the foregoing clause (i).

c.                   In the case of any Straddle Period:

(i)real, personal and intangible property Taxes and any other Taxes levied on a per diem basis ("Per Diem Taxes") of the Transferred Subsidiaries allocable to a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

(ii)the Taxes of the Transferred Subsidiaries (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

d.                  Seller's indemnity obligation in respect of Taxes for a Pre-Closing Tax Period shall be effected by a release from the Indemnification Holdback Escrow Account an amount equal to the excess of (i) any such Taxes for a Pre-Closing Tax Period (as evidenced by any Tax Return prepared in accordance with Section 8.3(a) or as otherwise indicated in a written notice prepared by Buyer) over (ii) the amount of such Taxes paid by Seller or any of its Affiliates (other than the Transferred Subsidiaries) at any time plus the amount of such Taxes paid by the Transferred Subsidiaries on or prior to the Closing Date.  Seller and Buyer shall cause such excess to be released to Buyer within ten (10) days after written demand is made by Buyer.  If the amount of any such Taxes paid by Seller or any of its Affiliates (other than the Transferred Subsidiaries) at any time plus the amount of such Taxes paid by the Transferred Subsidiaries on or prior to the Closing Date exceeds the amount of such Taxes for the Pre-Closing Tax Period, Buyer shall pay to Seller the amount of such excess within ten (10) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Governmental Authority.

12.5          Limitations on Indemnification Obligations; Exclusive Remedies.

a.                   The aggregate liability of Seller for all matters arising out of or related to this Section 12 (including, without limitation, attorney's fees and other expense incurred in connection with the defense of any claim pursuant to Section 12.3) shall not exceed an amount equal to the Indemnification Holdback.  The aggregate liability of Buyer for all matters arising out of or related to this Section 12 (including, without limitation, attorney's fees and other expense incurred in connection with the defense of any claim pursuant to Section 12.3) shall not exceed an amount equal to $3,000,000.

b.                  Seller will be liable to the Buyer Indemnified Parties for Damages that are indemnifiable pursuant to this Section 12 only to the extent and in the amount that the aggregate amount of Damages that are indemnifiable pursuant to this Section 12 to all Buyer Indemnified Parties exceeds $300,000 (at which point the Buyer Indemnified Parties shall be entitled to indemnification amounts only in excess of such threshold amount).  Buyer will be liable to the Seller Indemnified Parties for Damages that are indemnifiable pursuant to this Section 12 only to the extent and in the amount that the aggregate amount of Damages that are indemnifiable pursuant to this Section 12 to all Seller Indemnified Parties exceeds $600,000 (at which point the Seller Indemnified Parties shall be entitled to indemnification amounts only in excess of such threshold amount).

c.                   No party will have any obligation to indemnify any Seller Indemnified Party or Buyer Indemnified Party for any incidental, special or consequential damages.

d.                  Buyer shall be entitled to indemnification with respect to matters or amounts which are included in Closing Net Working Capital and for which a Purchase Price Adjustment had been made pursuant to Section 3.4; provided, however, that Buyer shall only be entitled to such indemnification to the extent that Buyer's Damages have not been taken into account in the Closing Net Working Capital calculation.

e.                   To the extent any Damages of an Indemnified Party are reduced by receipt of payment under insurance policies (such net payment, a "Reimbursement"), such Reimbursement shall be credited against any such Damages.  If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of any Damages, such Reimbursement shall be promptly paid over to the Indemnifying Party.

f.                    Buyer and Seller hereby preserve all remedies to which they may be entitled arising out of, related to, in connection with or with respect to this Agreement (i) for equitable relief, including injunctive relief and, with respect to obligations arising after the Closing, specific performance, and (ii) in the case of fraud.  Except as provided in the foregoing sentence, from and after the Closing, (i) the indemnification provided in this Section 12 shall be the sole and exclusive remedy of any party hereto arising out of, related to, in connection with or with respect to this Agreement, including without limitation any breaches of covenants, representations or warranties, and indemnifiable events under this Section 12, and (ii) each of the parties hereby waives, to the fullest extent it may lawfully do so, any other rights, causes of action, remedies or Damages that it may have or assert against the other party in connection with this Agreement and the transactions contemplated hereby, whether under statutory or common law, any Environmental Law, or securities, trade regulation or other Legal Requirements.

12.6          Release of Indemnification Holdback for Indemnification Claims

.  Upon the resolution of any claim for Damages by any Buyer Indemnified Party pursuant to this Section 12, an amount equal to the indemnification payment, if any, to which such Buyer Indemnified Party is entitled shall be released to Buyer from the Indemnification Holdback.  On the date which is six (6) months after the Closing Date, Buyer and Seller shall promptly cause the Indemnification Holdback Escrow Agent to pay to Seller by wire transfer an amount equal to any amounts remaining in the Indemnification Holdback Escrow Account (including any interest that has been added thereto), less the amount of Buyer's reasonable estimate of any outstanding claim or claims for Damages which, as of such date, have not yet been fully and finally resolved; provided, however, that if the amount of Damages with respect to any such outstanding claims could reasonably be expected to increase, the amount of Buyer's reasonable estimate of any such increase shall not be released to Seller from the Indemnification Holdback Escrow Account until such claims have been fully and finally resolved.  Any amounts remaining in the Indemnification Holdback Escrow Account after any indemnification payments contemplated by this Section 12 have been made by Seller to any Buyer Indemnified Party shall be released to Seller at such time as all claims for Damages have been fully and finally resolved and all indemnification payments contemplated by this Section 12 have been made by Seller.  For clarity, examples are set forth on Exhibit C, Examples 12.6.

12.7          Survival

.  Claims for Damages arising out of or related to this Section 12 may be made by an Indemnified Party for a period of six (6) calendar months following the Closing Date; it being understood that in the event notice of any claim for indemnification under this Section 12 shall have been given before the end of such six (6) calendar month period, the provision that is the subject of such claim shall survive with respect to such claim and any related claims, until such time as such claim and any related claims are fully and finally resolved.

12.8          Treatment of Indemnification Payments

.  All indemnification payments made pursuant to this Section 12 shall be treated by the parties as an adjustment to the Purchase Price unless otherwise required by applicable law.

SECTION 13.TERMINATION, BREAK-UP FEE AND REMEDIES.

13.1          Termination

.  This Agreement may be terminated on or prior to the Closing Date as follows: (a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such material breach (if and to the extent such breach is capable of being cured by Seller) is not cured within ten (10) Business Days after Buyer has notified Seller in writing of Buyer's intention to terminate this Agreement pursuant to this clause (a) or such breach has not been waived by Buyer; (b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such material breach (if and to the extent such breach is capable of being cured by Buyer) is not cured within ten (10) Business Days after Seller has notified Buyer in writing of Seller's intention to terminate this Agreement pursuant to this clause (b) or such breach has not been waived by Seller; (c) by Buyer if any condition in Section 9 has not been satisfied by September 1, 2003 or if the satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date; (d) by Seller if any condition in Section 10 has not been satisfied by September 1, 2003 or if the satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date; (e) by Buyer if (1) the Bid Protection Order has not been entered by the Bankruptcy Court by March 7, 2003, with such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion, or (2) the Sale Order has not been entered by the Bankruptcy Court by April 30, 2003, with such material changes as may be otherwise satisfactory to Buyer in its sole and absolute discretion or such immaterial changes as may be otherwise satisfactory to Buyer in its reasonable discretion; (f) by Buyer, by written or oral notice to Seller at the hearing at which the Bid Protection Order is being considered, if the Bankruptcy Court announces at such hearing that it will not approve a Break-Up Fee in an amount equal to or greater than 3% of the Unadjusted Purchase Price, or if the Bankruptcy Court in the Bid Protection Order approves a Break-Up Fee that is less than 3% of the Unadjusted Purchase Price; (g) by Buyer, by written or oral notice to Seller at the hearing at which the Bid Protection Order is being considered, if the Bankruptcy Court announces at such hearing that it will not approve a Termination Fee in an amount equal to or greater than $1,000,000, or if the Bankruptcy Court in the Bid Protection Order approves a Termination Fee that is less than $1,000,000; (h) by Seller upon the consummation of a sale of all or any portion of the Foreign Fertilizer Assets or Combined Fertilizer Assets to a Person or Persons other than Buyer pursuant to the Auction; or (i) by mutual written consent of the parties hereto.  In the event of termination by any party as provided above, written notice shall promptly be given to the other party and, except as otherwise provided in Section 13.2 below and the Auction and Bid Procedures, each party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated hereby.

13.2          Break-Up Fee and Termination Fee.

a.                   After approval of the Bid Protection Order by the Bankruptcy Court, Seller shall comply in all respects with the Auction and Bid Procedures and the terms of this Agreement with respect to the payment of the Break-Up Fee and the Termination Fee.

b.                  Seller shall pay the Break-Up Fee to Buyer (i) within two (2) Business Days after Buyer terminates this Agreement (A) pursuant to Section 13.1(a) or Section 13.1(c) for the failure to satisfy a condition set forth in Sections 9.1 or 9.2 of this Agreement, and the failure to satisfy such condition was caused, in whole or in part, by Seller's breach of Section 7.5(b) of this Agreement or (B) pursuant to Section 13.1(e)(2), and the failure of the Sale Order to be so entered was caused, in whole or in part, by any direct or indirect action or inaction by Seller, or (ii) upon the closing of the sale of all or any part of the Foreign Fertilizer Assets or Combined Fertilizer Assets to a Person or Persons other than Buyer.  Notwithstanding the foregoing, in the event Buyer terminates this Agreement pursuant to Section 13.1(a) or 13.1(c), Buyer shall not be entitled to the Break-Up Fee pursuant to Section 13.2(b)(i)(A) in the event any breach of Section 7.5(b) giving rise to such termination is cured within thirty (30) days (the "Initial 30 Day Break-Up Fee Period") after Buyer has notified Seller in writing of such breach (which Initial 30 Day Break-Up Fee Period shall include the ten (10) Business Day period contemplated by Sections 9.1 and 13.1(a), as applicable); provided that Seller shall have an additional thirty (30) day period (commencing immediately upon the expiration of the Initial 30 Day Break-Up Fee Period) to cure such breach (the "Extended Break-Up Fee Cure Period") if Seller has worked diligently and in good faith to cure such breach during the Initial 30 Day Break-Up Fee Period, and such breach could reasonably be expected to be cured within the Extended Break-Up Fee Cure Period.  In no event shall the Initial 30 Day Break-Up Fee Period be extended beyond the Extended Break-Up Fee Cure Period.

c.                   Seller shall pay Buyer an amount equal to $1,000,000 (the "Termination Fee") if all of the following conditions are satisfied:

(i)Buyer is not entitled to the Break-Up Fee pursuant to Section 13.2(b); and

(ii)Buyer terminates this Agreement pursuant to Sections 13.1(a) or 13.1(c); and

(iii)the failure to satisfy one or more conditions set forth in Sections 9.1, 9.2, 9.3(ii), 9.5, 9.6, 9.9 or 9.10 gave rise to Buyer's termination; provided, however, that in the event Seller's breach of the representation contained in Section 5.10 gave rise to Buyer's termination of this Agreement and Seller's breach of such representation is due to a pending or Threatened Proceeding by, or a judgment, decree, injunction or order of, the Federal Trade Commission or the Department of Justice, and Seller has otherwise complied with the terms of Section 7.3 of this Agreement, Buyer shall not be entitled to the Termination Fee.

Notwithstanding the foregoing, in the event Buyer terminates this Agreement pursuant to Section 13.1(a) or 13.1(c), Buyer shall not be entitled to the Termination Fee in the event any breach giving rise to such termination right is cured within thirty (30) days (the "Initial 30 Day Period") after Buyer has notified Seller in writing of such breach (which Initial 30 Day Period shall include the ten (10) Business Day period contemplated by Sections 9.1 and 13.1(a), as applicable); provided that Seller shall have an additional thirty (30) day period (commencing immediately upon the expiration of the Initial 30 Day Period) to cure such breach (the "Extended Cure Period") if Seller has worked diligently and in good faith to cure such breach during the Initial 30 Day Period, and such breach could reasonably be expected to be cured within the Extended Cure Period.  In no event shall the Initial 30 Day Period be extended beyond the Extended Cure Period.

13.3          Remedies.

a.                   Except as set forth in subsection (b) of this Section 13.3, if Closing does not occur, then within ten (10) days after termination of this Agreement, Seller shall cause the Earnest Money Escrow Agent to release the Earnest Money to Buyer by wire transfer of immediately available funds to such account as Buyer shall designate in writing.

b.                  If Seller terminates this Agreement pursuant to Section 13.1(b), (i) Seller shall be entitled to the Earnest Money as liquidated damages and not as a penalty and Buyer shall cause the Earnest Money Escrow Agent to release the Earnest Money to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing, and (ii) except in the case of fraud, Seller's right to the Earnest

Money shall be its sole and exclusive remedy for any Damages arising out of or related to this Agreement or the transactions contemplated hereby.  Notwithstanding anything in this Section 13.3 to the contrary, in the event Seller terminates this Agreement pursuant to Section 13.1(b) for Buyer's breach of the representation contained in Section 6.5 with respect to matters arising after the execution of this Agreement but prior to the Closing, Seller shall be entitled to an amount equal to $1,000,000 (the "Seller Termination Fee") as its sole and exclusive remedy for any Damages arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that if Buyer's breach of Section 6.5 is due to a pending or Threatened Proceeding by, or a judgment, decree, injunction or order of, the Federal Trade Commission or the Department of Justice, and Buyer has otherwise complied with the terms of Section 7.3 of this Agreement, Seller shall be entitled to neither the Earnest Money nor the Seller Termination Fee.  Upon receipt of the Earnest Money or the Seller Termination Fee, as applicable, Seller hereby waives and releases each Buyer Indemnified Party from any and all Damages arising out of or related to this Agreement or the transactions contemplated hereby.

c.                   Except in the case of fraud, the Earnest Money and the Break-Up Fee or the Termination Fee, if applicable, shall be Buyer's sole and exclusive remedy for any Damages arising out of or related to this Agreement or the transactions contemplated hereby, and, upon receipt of the Earnest Money and the Break-Up Fee or the Termination Fee, if applicable, Buyer hereby waives and releases each Seller Indemnified Party from any and all Damages arising out of or related to this Agreement or the transactions contemplated hereby.

13.4          Survival

.  This Section 13 shall survive the termination of this Agreement.

SECTION 14.MISCELLANEOUS.

14.1          Expenses

.  Except as otherwise provided herein and the Auction and Bid Procedures, each of the parties hereto agrees to be responsible for its own costs incurred by it incident to the performance of its obligations hereunder, without right of reimbursement from the other, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, those costs incident to the preparation of this Agreement, and the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

14.2          Inform of Litigation

.  During the period from the date of this Agreement to the Closing Date, each party will promptly inform the other party in writing of any litigation commenced or, to the Knowledge of such party, Threatened against such party in respect of the transactions contemplated by this Agreement or the Business.

14.3          Assignment

.  This Agreement may not be assigned by operation of law or otherwise by Seller without the prior written consent of Buyer, except that Seller shall have the right to assign any rights it has under this Agreement after the Closing as required by any plan of reorganization filed in the Bankruptcy Cases. This Agreement may not be assigned by operation of law or otherwise by Buyer without the prior written consent of Seller, except that Buyer may, without prior consent of Seller, transfer or assign by operation of law or otherwise this Agreement to any Affiliate or subsidiary of Buyer, provided that in the event Buyer assigns all or a portion of its rights and obligations under this Agreement, Buyer hereby unconditionally and irrevocably guarantees to Seller the prompt and full discharge by such subsidiary or Affiliate of all of Buyer's obligations under this Agreement in accordance with the terms hereof and Seller shall not be required to pursue any remedies against such subsidiary or Affiliate hereunder prior to pursuing against Buyer.  The parties acknowledge that, immediately upon Closing, Buyer is obligated to transfer certain rights under this Agreement to Koch Oil Marketing S.A. and Koch (Nevis) Three LLC.  Upon such transfer of rights by Buyer, such entities will have the right to enforce Buyer's rights under this Agreement, including without limitation the right to pursue any remedies allowed under the terms of this Agreement against Seller hereunder.

14.4          Governing Law

.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

14.5          Amendment and Modification

.  No amendment, modification, waiver, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller.

14.6          Notices

.  All notices, requests, demands and other communications hereunder shall be made in writing.  Notices shall be deemed to be duly given if delivered by hand, if mailed by certified or registered mail with postage prepaid, if delivered by fax (with confirmation confirmed) or if sent by nationally-recognized overnight courier as follows:

If to Seller:

Farmland Industries, Inc.
12200 North Ambassador Drive
Kansas City, Missouri 64153
Attention: Robert Schuller, General Counsel

If to Buyer:

Koch Nitrogen Company
4111 East 37th Street North
Wichita, Kansas 67220
Attention:  Jeffrey Walker, President
Fax:  (316) 828-1946

With a copy to:

Koch Nitrogen Company
4111 East 37th Street North
Wichita, Kansas 67220
Attention:  Scott R. Flucke, Senior Counsel
Fax:  (316) 828-3133

With a copy to:

Latham & Watkins Illinois LLC
233 South Wacker Drive
Sears Tower, Suite 5800
Chicago, Illinois 60606
Attention:  David S. Heller and Richard S. Meller
Fax:  (312) 993-9767

or to such other addresses as either party may provide to the other in writing.

14.7          Entire Agreement

.  Except for the Confidentiality Agreement (which shall survive the execution and delivery of this Agreement but which shall terminate upon the Closing), this Agreement, together with the exhibits, the Disclosure Schedule, and the certificates, agreements, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of Buyer and Seller in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among Buyer and Seller, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

14.8          Successors

.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and permitted assigns.  In the event that a Chapter 11 trustee should be appointed for Seller, or in the event that Seller's Chapter 11 case should be converted to a case under Chapter 7, the obligations of Seller hereunder shall be binding upon such trustee or successor Chapter 7 estate.

14.9          Counterparts

.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

14.10      Severability

.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a Governmental Authority or arbitrator not to be enforceable in accordance with its terms, the parties agree that the Governmental Authority or arbitrator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

14.11      Headings

.  The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

14.12      Schedules

.  All of the exhibits and schedules attached hereto are incorporated herein and made a part of this Agreement by reference.

14.13      Jurisdiction

.  So long as the Bankruptcy Cases are pending, any Proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the Bankruptcy Court, and the parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such court.

 [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FARMLAND INDUSTRIES, INC.
Debtor-in-Possession

By:
Name:
Title:

KOCH NITROGEN COMPANY

By:
Name:
Title:

Exhibits

A                     Excluded Assets

B-1                  Earnest Money Escrow Agreement

B-2                  Indemnification Holdback Escrow Agreement

B-3                  Adjustment Amount Escrow Agreement

C                     Net Working Capital and Closing Debt Amount Methodology and Example Calculations

D                     Permitted Encumbrances

E                      Permitted Share Encumbrances

F                      Remaining Shipping Prepayment Examples

G                     Purchase Price Allocation

Schedules

4.2(a)(iii)            Legal Opinion of in-house counsel to Seller

4.2(a)(iv)            Legal Opinion of outside counsel to Seller Regarding Share Transfer

4.2(a)(v)            Legal Opinion of outside counsel to Seller Regarding Real Property

4.2(a)(vi)            Assignment and Assumption Agreement

4.2(b)               Legal Opinion of in-house counsel to Buyer

5.0                   Disclosure Schedule

7.1(a)(1)            Auction and Bid Procedures

7.1(a)(2)            Bid Protection Order

7.1(a)(3)            Sale Order

7.12(a)            Executory Contracts